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As filed with the Securities and Exchange Commission on September 8, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BRADLEY PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	22-2581418 (I.R.S. Employer Identification Number)
383 Route 46 West Fairfield, New Jersey 07004 (973) 882-1505 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Daniel Glassman
President, Chief Executive Officer and Chairman of the Board
Bradley Pharmaceuticals, Inc.
383 Route 46 West
Fairfield, New Jersey 07004
(973) 882-1505
(Name and address, including zip code, and telephone number, including area code, of agent for service of process)

Copies to:

Theodore L. Polin, Esq.
Epstein Becker & Green, P.C.
250 Park Avenue
New York, New York 10177
(212) 351-4500

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering:    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per security(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee

4% Convertible Senior Subordinated Notes Due 2013	$37,000,000	100%	$37,000,000	$2,994

Common Stock, $.01 par value	1,850,000 shares(2)	—	—	—(3)

1.
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) of the Securities Act of 1933.

2.
Represents the number of shares of common stock issuable upon conversion of the 4% Convertible Senior Subordinated Notes due 2013 at the initial conversion price of $20.00 per share. The notes are initially convertible into 50.0000 shares of our common stock, par value $0.01 per share, per $1,000 principal amount of notes, subject to adjustment in certain circumstances. Pursuant to Rule 416(a) under the Securities Act of 1933, such number of shares include an indeterminate number of shares of common stock that may be issuable from time to time upon the conversion of the notes as a result of a stock split, stock dividend, capitalization or similar event.

3.
The shares of common stock issuable upon conversion of the notes will be issued for no additional consideration, and therefore no registration fee is required pursuant to Rule 457(i) of the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 8, 2003

PROSPECTUS

$37,000,000

Bradley Pharmaceuticals, Inc.

4% Convertible Senior Subordinated Notes due 2013 and
Common Stock Issuable Upon Conversion of the Notes

        We sold $37,000,000 aggregate principal amount of our 4% Convertible Senior Subordinated Notes due 2013 in private placements in June and July 2003. This prospectus may be used by the selling securityholders to resell their notes and the common stock issuable upon conversion of their notes. We will not receive any of the proceeds from the sale of these securities.

        The notes will mature on June 15, 2013 unless earlier redeemed, repurchased or converted. The notes are convertible into shares of our common stock at any time until maturity, subject to the limitations on conversion described under "Description of notes—Conversion rights." The initial conversion rate of the notes is 50.0000 shares per $1,000 principal amount of notes (which represents a conversion price of $20.00 per share), which conversion rate is subject to adjustment as described in this prospectus.

        We will pay 4% interest per annum on the principal amount of the notes, payable semi-annually in arrears on June 15 and December 15 of each year, with the first payment to be made on December 15, 2003. Interest on the notes accrues from June 11, 2003.

        On or after June 15, 2008, we may at our option redeem the notes, in whole or in part, for cash at a redemption price equal to 100% of the principal amount of notes to be redeemed, plus any accrued and unpaid interest to the redemption date.

        On June 15, 2008, holders may require us to purchase all or a portion of their notes for cash at a purchase price equal to 100% of the principal amount of notes to be purchased, plus any accrued and unpaid interest to such date.

        Holders may require us to repurchase all or a portion of their notes for cash upon a repurchase event, as defined in this prospectus, at a repurchase price equal to 100% of the principal amount of notes to be repurchased, plus any accrued and unpaid interest to the repurchase date.

        The notes are junior to all of our existing and future senior indebtedness, and are effectively subordinated to all existing and future liabilities of our subsidiaries, including trade payables. As of June 30, 2003, we had approximately $285,015 of indebtedness that would rank senior to the notes, and our subsidiaries had approximately $977,375 of indebtedness and other obligations as of such date that would effectively rank senior to the notes.

        Our common stock is traded on The New York Stock Exchange under the symbol "BDY." On September 5, 2003, the last reported sales price of our common stock was $26.10 per share. The notes trade on the Private Offerings, Resales and Trading Through Linkages, or "PORTAL," Market of the National Association of Securities Dealers, Inc. However, notes sold pursuant to this prospectus will no longer be eligible for trading on the PORTAL Market. We do not intend to list the notes on any securities exchange or automated quotation system.

        Investing in the notes and the common stock issuable upon conversion of the notes involves a high degree of risk. See "Risk factors" beginning on page 4.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

        The date of this prospectus is                        , 2003.

        Unless otherwise indicated in this prospectus, "Bradley," "we," "us" and "our" refer to Bradley Pharmaceuticals, Inc. and our subsidiaries and references to common stock exclude our Class B common stock described under "Description of capital stock—Common stock."

        This prospectus includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.

        You should rely only on the information incorporated by reference or provided in this prospectus or a prospectus supplement or amendment. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus or a prospectus supplement or amendment is accurate as of any date other than the date on the front of those documents.

i

SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus. It is not complete and is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus, including in "Risk factors" and the financial data, related notes and other information we have incorporated herein by reference.

OVERVIEW

        We market over-the-counter and prescription pharmaceutical and health related products. Our product lines currently include dermatological brands marketed by our wholly owned subsidiary, Doak Dermatologics, Inc., and nutritional, respiratory, and internal medicine brands marketed by our Kenwood Therapeutics division. We focus our promotional efforts on products in the dermatology and gastroenterology and, to a lesser extent, nutritional markets. All of our product lines are manufactured and supplied by independent contractors that are subject to our quality control standards. Our products are marketed primarily to wholesalers, which distribute the products to retail outlets and healthcare institutions throughout the United States and selected international markets.

        Our growth strategy involves acquisitions, including co-marketing and licensing agreements, of products from major pharmaceutical organizations that we believe require intensified marketing and promotional attention. We have acquired, and intend to acquire, rights to manufacture and market pharmaceutical and health related products that studies have shown to be effective and for which a demonstrated market exists, but which are not actively promoted and where the surrounding competitive environment does not necessarily include major pharmaceutical companies. In addition to acquisitions, our growth strategy involves our introduction of new products through modest research and development of existing chemical entities.

OUR PRODUCTS

        The principal product brands marketed by Doak Dermatologics, Inc. consist of:

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  CARMOL®40—prescription and over-the-counter urea-based products for a variety of dermatological conditions;

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  LIDAMANTLE®—prescription skin pH balancer and topical anesthetic; and

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  ROSULA™ AQUEOUS GEL and CLEANSER—prescription treatment for rosacea and acne-related conditions.

        The principal product brands marketed by our Kenwood Therapeutics division consist of:

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  PAMINE®—prescription treatment for pain associated with bloating, diarrhea and cramps;

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  GLUTOFAC®—prescription and over the counter vitamin and mineral supplements; and

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  ANAMANTLE™HC—prescription treatment for hemorrhoids and anal fissures.

GENERAL

        We were incorporated in New Jersey in January 1985 and subsequently reincorporated in Delaware in July 1998. Our principal executive offices are located at 383 Route 46 West, Fairfield, New Jersey 07004, and our telephone number is (973) 882-1505. Our website is located at www.bradpharm.com. The information on our website is not part of this prospectus.

THE OFFERING

Issuer	Bradley Pharmaceuticals, Inc.
Securities	$37,000,000 aggregate principal amount of 4% Convertible Senior Subordinated Notes due June 15, 2013 and the shares of our common stock issuable upon conversion of the notes.
Maturity	The notes will mature on June 15, 2013, unless earlier redeemed, repurchased or converted.
Interest
We will pay 4% interest per annum on the principal amount payable on the notes semi annually in arrears on June 15 and December 15 of each year, starting on December 15, 2003. Interest on the notes accrues from June 11, 2003.
Conversion rights
The notes are convertible into shares of our common stock at any time until maturity, subject to the limitations on conversion described under "Description of notes—Conversion rights" The initial conversion rate of the notes is 50.0000 shares per $1,000 principal amount of notes (which represents a conversion price of $20.00 per share), subject to adjustment as described in this prospectus.
Subordination	The notes are:
• unsecured;
• junior to all of our existing and future senior indebtedness; and
• effectively subordinated to all existing and future liabilities of our subsidiaries, including trade payables.

As of June 30, 2003, we had approximately $285,015 of indebtedness that would rank senior to the notes, and our subsidiaries had $977,375 of indebtedness and other obligations as of such date that would effectively rank senior to the notes. The indenture under which the notes were issued does not restrict our or our subsidiaries' ability to incur additional senior or other indebtedness. See "Description of notes—Subordination of notes."
Sinking fund	None.
Redemption of notes at our option
On or after June 15, 2008, we may, at our option, redeem the notes, in whole or in part, for cash at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest to the redemption date. See "Description of notes—Redemption of notes at our option."
Purchase by us of notes at the option of the holder
On June 15, 2008, holders may require us to repurchase all or a portion of their notes for cash at 100% of their principal amount, plus any accrued and unpaid interest to such date. See "Description of notes—Purchase by us of notes at the option of the holder."
Right of holder to require us to repurchase notes if a repurchase event occurs
If a repurchase event, as defined in this prospectus, occurs, each holder may require us to purchase all or a portion of the holder's notes for cash at 100% of their principal amount, plus any accrued and unpaid interest to the repurchase date. See "Description of notes—Holders may require us to purchase their notes upon a repurchase event."
Events of default
If an event of default on the notes has occurred and is continuing, the principal amount of the notes plus any accrued and unpaid interest may be declared immediately due and payable. These amounts automatically become due and payable upon certain events of default. See "Description of notes—Events of default."

Registration rights
We have filed with the SEC a registration statement, of which this prospectus is a part, pursuant to a registration rights agreement with the initial purchasers of the notes and we agreed to use our best efforts to cause such registration statement to become effective under the Securities Act on or prior to December 8, 2003.

If we do not comply with these requirements or certain other covenants set forth in the registration rights agreement, we will be required to pay liquidated damages to holders of the notes. See "Description of notes—Registration rights; liquidated damages."
Use of proceeds	We will not receive any proceeds from the sale of the notes or common stock offered in this prospectus. See "Selling securityholders."
DTC eligibility
The notes have been issued in book-entry form and are represented by permanent global certificates deposited with a custodian for, and registered in the name of, a nominee of The Depository Trust Company, or DTC, in New York, New York. Beneficial interests in any such securities are shown on, and transfers are effected only through, records maintained by DTC and its direct and indirect participants. Except in limited circumstances, no such interest may be exchanged for certificated securities. See "Description of notes—Global securities."
Listing and trading
Notes sold pursuant to this prospectus will no longer be eligible for trading on The PORTAL Market. We do not intend to list the notes on any national securities exchange or automated quotation system. Our common stock is listed on the New York Stock Exchange under the symbol "BDY."
Certain United States federal income tax considerations
For a discussion of certain United States federal income tax considerations relating to the purchase, ownership, and disposition of the notes and common stock into which the notes are convertible, see "Certain United States federal income tax considerations."
Risk factors
In analyzing an investment in the notes offered by this prospectus, prospective investors should carefully consider, along with other matters referred to in this prospectus, the information set forth under "Risk factors."

RISK FACTORS

        You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors listed below. Any of these risks could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the market price of the notes and the trading price of our common stock.

        Keep these risk factors in mind when you read forward-looking statements contained in this prospectus and the documents incorporated by reference herein. These statements relate to our expectations about future events and time periods. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "intends," "plans," "believes," "anticipates," "expects," "estimates," "predicts," "potential," "continue," or "opportunity," the negative of these words or words of similar import. Similarly, statements that describe our reserves and our future plans, strategies, intentions, expectations, objectives, goals or prospects are also forward-looking statements. Forward-looking statements involve risks and uncertainties, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements.

RISKS RELATED TO OUR BUSINESS

We derive a majority of our prescription volume from our core branded products, and any factor adversely affecting the prescription volume related to these products could harm our business, financial condition and results of operations.

        We derive a majority of our prescription volume from our core branded products: CARMOL®40, LIDAMANTLE®, ROSULA™ AQUEOUS GEL and CLEANSER, PAMINE®, GLUTOFAC®, and ANAMANTLE™HC. These core branded products accounted for a total of 70% of our net sales during the fiscal year ended December 31, 2002, and the CARMOL® product line alone accounted for 61% of our net sales during that period. We believe that the prescription volume of these products will constitute the majority of our overall prescription volume for the foreseeable future. Accordingly, any factor adversely affecting our prescription volume related to our core products, individually or collectively, could harm our business, financial condition and results of operations. Many of our core branded products are subject to generic competition currently or may be in the near future. Each of our core branded products could be rendered obsolete or uneconomical by regulatory or competitive changes. Prescription volume related to our core branded products could also be adversely affected by other factors, including:

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  manufacturing or supply interruptions;

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  the development of new competitive pharmaceuticals and technological advances to treat the conditions addressed by our core branded products;

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  marketing or pricing actions by one or more of our competitors;

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  legal or regulatory action by the FDA and other government regulatory agencies;

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  changes in the prescribing practices of dermatologists, gastroenterologists and/ or podiatrists;

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  restrictions on travel affecting the ability of our sales force to market to prescribing physicians in person;

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  changes in the reimbursement or substitution policies of third party payors or retail pharmacies;

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  product liability claims; and

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  the outcome of disputes relating to trademarks, patents, license agreements and other rights.

Failure to maintain CARMOL® sales would reduce our revenues and profitability.

        Our lead product line is the CARMOL® family of products for the treatment of a variety of dermatological conditions. CARMOL®40, the lead product in the group, is a potent tissue softener for the treatment of skin conditions associated with the thickening and hardening of the skin including xerosis. The CARMOL®40 product line predominantly competes in the $150 million mild-to-moderate skin-softening product class, which includes competitors' prescription and over the counter products such as Lac-Hydrin®, Eucerin®, Amlactin®, Aquaphor® and others.

        For the fiscal years ended December 31, 2002, 2001, and 2000, sales of our CARMOL® product line accounted for approximately 61%, 45%, and 41%, respectively, of our net sales. Thus, we depend on our ability to market and sell the CARMOL® product line. The concentration of our net sales in a single product line makes us particularly dependent on that line. If demand for the CARMOL® product line or any other material product line decreases and we fail to replace those sales, our revenues and profitability would decrease.

        On January 29, 2003, we commenced legal proceedings against Dermik Laboratories, Inc. and its parent, Aventis Pharmaceuticals Inc., a wholly owned subsidiary of Aventis Pharma AG, alleging, among other things, the infringement by Dermik and Aventis of three patents owned by us relating to 40% urea dermatological compositions and therapeutic uses. On April 24, 2003, the U.S. District Court for the District of New Jersey issued an order denying our request for a preliminary injunction to prevent Dermik and Aventis from allegedly infringing aspects of our patents relating to CARMOL®40. In issuing its ruling, the court concluded that we had failed to establish a likelihood of success on the merits that would warrant the issuance of a preliminary injunction in our favor. The court further stated its view that, based on the court's preliminary interpretation of the claims, the evidence presented seemed to indicate little or no likelihood of success by us on the merits and, further, that the defendants had established a substantial question of invalidity concerning the one patent at issue at the preliminary injunction hearing. We cannot assure you that, in connection with this litigation, the court will not ultimately hold our patents relating to CARMOL®40 to be invalid, unenforceable or not infringed. Subsequent to the ruling on the preliminary injunction, Dermik introduced Vanamide, a competing product to CARMOL®40.

        In light of the uncertain outcome of our pending litigation concerning various patents relating to our CARMOL®40 product line, you should not ascribe any significant value to such patents in making a decision to invest in the notes. We believe we compete in the marketplace primarily based upon the proven effectiveness and therapeutic value of our CARMOL®40 products, and the brand loyalty of patients and physicians to CARMOL®40 and that we compete successfully on this basis. However, we cannot assure you as to the impact on our business that might result from any determination that our patents relating to CARMOL®40 are invalid, unenforceable or not infringed, or from the introduction of Vanamide or any other competing product into the marketplace. We also cannot assure you that, in connection with this litigation, that we will not be subject to counterclaims, including, without limitation, money damages or other relief relating to misuse of the patents.

Our operating results and financial condition may fluctuate.

        Our operating results and financial condition may fluctuate from quarter to quarter and year to year depending upon the relative timing of events or uncertainties which may arise. The following events or occurrences, among others, could cause fluctuations in our financial performance from period to period:

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  changes in the amount we spend to develop, acquire or license new products, technologies or businesses;

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  changes in the amount we spend to promote our products;

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  delays between our expenditures to acquire new products, technologies or businesses and the generation of revenues from those acquired products, technologies or businesses;

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  changes in treatment practices of physicians that currently prescribe our products;

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  changes in reimbursement policies of health plans and other similar health insurers, including changes that affect newly developed or newly acquired products;

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  increases in the cost of raw materials used to manufacture our products;

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  manufacturing and supply interruptions, including failure to comply with manufacturing specifications;

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  development of new competitive products by others;

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  the mix of products that we sell during any time period;

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  our responses to price competition;

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  expenditures as a result of legal actions;

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  market acceptance of our products;

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  the impairment and write-down of goodwill or other intangible assets;

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  implementation of new or revised accounting, securities, tax, or corporate responsibility rules, policies, regulations or laws;

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  disposition of non-core products, technologies and other rights; termination or expiration of, or the outcome of disputes relating to, trademarks, patents, license agreements and other rights;

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  increases in insurance rates for existing products and the cost of insurance for new products;

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  general economic and industry conditions, including changes in interest rates affecting returns on cash balances and investments, that affect customer demand;

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  seasonality of demand for our products; and

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  our level of research and development activities.

Because we rely on independent manufacturers for our products, any regulatory or production problems could affect our product supply.

        We do not own or operate any manufacturing or production facilities. Instead, approximately 20 independent companies manufacture and supply all of our products. Many of these companies also manufacture and supply products for some of our competitors. We do not have licensing or other supply agreements with many of these manufacturers or suppliers for our products, and therefore, many of them could terminate their relationship with us at any time, thereby hampering our ability to deliver and sell the manufactured product to our customers and negatively affecting our operating margins. From time to time, we have experienced minor delays in shipments from some of our vendors due to production management problems, which were subsequently shipped without a material impact on our profitability. Although we believe we can obtain replacement manufacturers, the absence of such agreements with our present suppliers may interrupt our ability to sell our products and seriously affect our present and future sales. Currently, all of the CARMOL® product lines, except CARMOL® HC, are contract manufactured in Canada by Groupe Parima, Inc. Any delays in manufacturing or shipping products by Groupe Parima may affect our product supply and ultimately have a negative impact on our sales and profitability.

        Under our supply agreements that we do have, with certain exceptions, we must purchase certain of our product supply from specific manufacturers. If any of these exclusive manufacturer or supplier relationships were terminated, we would be forced to find a replacement manufacturer or supplier. The FDA requires that all manufacturers used by pharmaceutical companies comply with the FDA's regulations, including the cGMP regulations applicable to manufacturing processes. The cGMP validation of a new facility and the approval of that manufacturer for a new drug product may take a year or more before manufacture can begin at the facility. Delays in obtaining FDA validation of a replacement manufacturing facility could cause an interruption in the supply of our products. Although we have business interruption insurance covering the loss of income for up to $4,000,000, which may mitigate the harm to us from the interruption of the manufacturing of our products caused by certain events, the loss of a manufacturer could still cause a reduction in our sales, margins and market share, as well as harm our overall business and financial results.

Our reliance on third party manufacturers and suppliers can be disruptive to our inventory supply.

        We, and the manufacturers of our products, rely on suppliers of raw materials used in the production of our products. Some of these materials are available from only one source and others may become available from only one source. Any disruption in the supply of raw materials or an increase in the cost of raw materials to our manufacturers could have a significant effect on their ability to supply us with our products.

        We try to maintain inventory levels that are no greater than necessary to meet our current projections. Any interruption in the supply of finished products could hinder our ability to timely distribute finished products. If we are unable to obtain adequate product supplies to satisfy our customers' orders, we may lose those orders and our customers may cancel other orders and stock and sell competing products. This, in turn, could cause a loss of our market share and reduce our revenues.

        We cannot be certain that supply interruptions will not occur or that our inventory will always be adequate. Numerous factors could cause interruptions in the supply of our finished products including:

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  timing, scheduling and prioritization of production by our current manufacturers;

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  labor interruptions;

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  changes in our sources for manufacturing;

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  the timing and delivery of domestic and international shipments;

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  our failure to locate and obtain replacement manufacturers as needed on a timely basis; and

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  conditions affecting the cost and availability of raw materials.

        We estimate customer demand for our products primarily through use of third party syndicated data sources which track prescriptions written by health care providers and dispensed by licensed pharmacies. These data are extrapolations from information provided only by certain pharmacies, and are estimates of historical demand levels. We observe trends from these data, and, coupled with certain proprietary information, and prepare demand forecasts that are the basis for purchase orders for finished and component inventory from our third party manufacturers and suppliers. Our forecasts may fail to accurately anticipate ultimate customer demand for products. Overestimates of demand may result in excessive inventory production; underestimates may result in inadequate supply of our products in channels of distribution.

        We sell our products primarily to major wholesalers and retail pharmacy chains. Consistent with pharmaceutical industry patterns, approximately 90% of our revenues are derived from four major drug wholesalers. While we attempt to estimate inventory levels of our products at our major wholesale customers, using historical prescription information and historical purchase patterns, this process is inherently imprecise. Rarely do wholesale customers provide us complete inventory levels at regional distribution centers, or within their national distribution systems. We rely wholly upon our wholesale and drug chain customers to effect the distribution allocation of our products. There can be no assurance that these customers will adequately manage their local and regional inventories to avoid spot outages. Based upon historically consistent purchasing patterns of our major wholesale customers, we believe our estimates of trade inventory levels of our products are reasonable. We further believe that inventories of our products among wholesale customers, taken as a whole, are similar to those of other specialty pharmaceutical companies, and that our trade practices, which periodically involve volume discounts and early payment discounts, are typical of the industry.

        We cannot control or influence greatly the purchasing patterns of wholesale and retail drug chain customers. These are highly sophisticated customers that purchase our products in a manner consistent with their industry practices and perceived business interests. Our sales are subject to the purchase requirements of our major customers, which, presumably, are based upon their projected demand levels. Purchases by any given customer, during any given measurement period, may be above or below actual prescription volumes of one or more of our products during the same measurement period, resulting in increases or decreases in product inventory existing in the distribution channel, which are managed presumably in accordance with such customer's business practices.

If we cannot purchase or integrate new companies or products, our business may suffer.

        Our principal strategy is to continue to expand our business by acquiring companies and new products, as well as product line extensions, new product development, and increased marketing and distribution activities. We seek products and companies that we believe can be profitable under our management and which are not subject to adverse Food and Drug Administration rulings. There are several factors which could limit or restrict our ability to implement this acquisition strategy:

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  we may not have the financing to acquire an available product, in part because our existing lender has a security interest in all of our assets;

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  we may not be able to achieve our targeted profit margins with certain products available for acquisition;

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  because we must be able to maintain adequate operational, financial and management information systems and motivate and effectively manage an increasing number of employees, we may not manage our acquisitions effectively; and

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  we may not be able to retain or hire the necessary qualified employees.

        Sales of newly acquired products may not be profitable and we may not achieve anticipated sales levels for such products. Moreover, while we anticipate making future acquisitions in accordance with our strategic plan, we might be unable to consummate any future acquisitions or we may not be able to achieve the same rates of return and historical sales levels of any acquired product. Our failure to do so could have a negative effect on the growth of our sales and profitability, and on our operations.

        To implement our expansion strategy, we will need to finance new product acquisitions from one or more of the following:

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  our acquisition credit facility with Wachovia Bank;

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  existing working capital and positive cash flow from operations;

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  new borrowings;

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  or issuance of equity securities.

        Our loan agreement with Wachovia restricts our ability to incur indebtedness and restricts our ability to grant liens upon, and security interests in, our assets (including intellectual property). Wachovia's security interest could limit our ability to secure new asset based borrowings if necessary.

Accordingly, we may not be able to borrow, on commercially reasonable terms or otherwise, any additional funds necessary to finance further acquisitions or support operations.

Our continued growth depends upon our ability to develop new products.

        We currently have a variety of new products in various stages of development and are working on possible improvements, extensions and reformulations of some existing products. These development activities, as well as the clinical testing and regulatory approval process, which must be completed before commercial quantities of these developments can be sold, will require commitments of personnel and financial resources. Delays in the research, development, testing or approval processes will cause a corresponding delay in revenue generation from those products. Regardless of whether they are ever released to the market, the expense of such processes will have already been incurred. Currently, most of our research and development is performed by third party contractors.

        We reevaluate our research and development efforts regularly to assess whether our efforts to develop a particular product or technology are progressing at a rate that justifies our continued expenditures. On the basis of these reevaluations, we have abandoned in the past, and may abandon in the future, our efforts on a particular product or technology. Products we are researching or developing may never be successfully released to the market. If we fail to take a product or technology to market on a timely basis, we may incur significant expenses without a near-term financial return.

        We may in the future supplement our internal research and development by entering into research and development agreements with other pharmaceutical companies. We may, upon entering into such agreements, be required to make significant up-front payments to fund the project. We cannot be sure, however, that we will be able to locate adequate research partners or that supplemental research will be available on terms acceptable to us in the future. If we are unable to enter into additional research partnership arrangements, we may incur additional costs to continue research and development internally or we may abandon certain projects.

We do not have proprietary protection for most of our branded pharmaceutical products, and our sales could suffer from competition by generic substitutes.

        Although most of our revenue is generated by products not subject to competition from generic products, there is no proprietary protection for most of our branded pharmaceutical products, and generic substitutes for most of these products are sold by other pharmaceutical companies. In addition, governmental and other pressure to reduce pharmaceutical costs may result in physicians prescribing products for which there are generic substitutes. Increased competition from the sale of generic pharmaceutical products may cause a decrease in revenue from our branded products, which could have an adverse effect on our business, financial condition and results of operations, which would likely negatively affect the market price of our stock. In addition, our branded products for which there are no generic forms, available may face competition from different therapeutic agents used for the same indications for which our branded products are used.

Our intellectual property rights might not afford us with meaningful protection.

        Other than patents and patent applications pending with respect to our ANAMANTLE™HC, CARMOL®40, ENTSOL®, and ROSULA™ AQUEOUS GEL and CLEANSER products, we do not have patents or patent applications pending with respect to any other focus products sold by us. The ownership of a patent or an interest in a patent does not always provide significant protection and the patents and applications in which we have an interest may be challenged as to their validity or enforceability. Others may independently develop similar technologies or design around the patented aspects of our technology. Challenges may result in potentially significant harm to our business. The cost of responding to these challenges and the inherent costs to defend the validity of our patents, including the prosecution of infringements and the related litigation, could be substantial. Such litigation also could require a substantial commitment of management's time, which would detract from the time available to be spent maintaining and developing our business. We also rely upon unpatented proprietary know-how and continuing technological innovation in developing and manufacturing many of our principal products. We require all of our employees, consultants and advisors to enter into confidentiality agreements prohibiting them from taking or using our proprietary information and technology elsewhere. Nevertheless, these agreements may not provide meaningful protection for our trade secrets and proprietary know-how if they are used or disclosed. Despite all of the precautions we may take, people who are not parties to confidentiality agreements may obtain access to our trade secrets or know-how. In addition, others may independently develop similar or equivalent trade secrets or know-how.

        In light of the uncertain outcome of the pending litigation concerning various patents relating to our CARMOL®40 product line that is described in the risk factor entitled "Failure to maintain CARMOL® sales would reduce our revenues and profitability," you should not ascribe any significant value to such patents in making a decision to invest in the notes. We cannot assure you as to the impact on our business that might result from any determination that our patents relating to CARMOL®40 are invalid or unenforceable.

        We have granted a security interest in our intellectual property to Wachovia Bank under our credit facility.

We could be sued regarding the intellectual and proprietary rights of others, which could seriously harm our business and cost us a significant amount of time and money.

        We only conduct patent searches to determine whether our products infringe upon any existing patents when we think such searches are appropriate. As a result, the products and technologies we currently market, and those we may market in the future, may infringe on patents and other rights owned by others. If we are unsuccessful in any challenge to the marketing and sale of our products or technologies, we may be required to license the disputed rights, if the holder of those rights is willing, or to cease marketing the challenged products, or to modify our products to avoid infringing upon those rights.

        Patents and patent applications to which we have rights may be subject to claims of rights by third parties. If there are conflicting claims to the same patent or patent application, we may not prevail and, even if we do have some rights in a patent or application, those rights may not be sufficient for the marketing and distribution of products covered by the patent or application.

        Although we believe that our product lines do not infringe on the intellectual property rights of others, infringement claims may be asserted against us in the future, and if asserted, an infringement claim might not be successfully defended. The costs of responding to infringement claims could be substantial and could require a substantial commitment of management's time and resources.

We depend on a limited number of customers, and if we lose any of them, our business could be harmed.

        Our four largest customers, who are wholesalers, accounted for an aggregate of approximately 86% and 92% of accounts receivable at December 31, 2002 and 2001, respectively. The following table presents a summary of sales to our four largest customers as a percentage of our total gross sales:

Customer	2002	2001	2000
AmerisourceBergen Corporation	17%	12%	23%
Cardinal Health, Inc.	24%	20%	27%
McKesson Corporation	26%	11%	11%
Quality King, Inc.	23%	40%	18%

        The loss of any of these customers' accounts or a reduction in their purchases could harm our business, financial condition or results of operations. In addition, we may face pricing pressures from our larger customers.

Consolidation of distributors of pharmaceutical products can negatively affect our distribution terms and sales of our products.

        The distribution network for pharmaceutical products has, in recent years, been subject to increasing consolidation. As a result, a few large wholesale distributors control a significant share of the market. As a consequence, there are fewer channels for wholesale and retail pharmaceutical distribution than were historically available. Thus, we depend on fewer distributors for our products and we are less able to negotiate price terms with distributors. Although we believe that this consolidation among distributors will ultimately reduce our distribution costs, our inability to aggressively negotiate price terms with them over the long term could inhibit our efforts to achieve targeted profit margins or sales levels. Notwithstanding our ability to by-pass the wholesale distribution network by distributing our products to end-users directly, the continued or future consolidation among pharmaceutical distributors could limit our ability to compete effectively. In addition, the number of independent drug stores and small chains has decreased as retail consolidation has occurred. Further consolidation among, or any financial difficulties of, distributors or retailers could result in the combination or elimination of warehouses which may result in product returns to our company, cause a reduction in the inventory levels of distributors and retailers, or otherwise result in reductions in purchases of our products, any of which could harm our business, financial condition and results of operations.

If we become subject to a product liability claim, we may not have adequate insurance coverage.

        Pharmaceutical and health related products, such as those we market, may carry certain health risks. Consequently, consumers may bring product liability claims against us. We maintain product liability insurance on our products that provides coverage of up to $5,000,000 per year. This insurance is in addition to required product liability insurance maintained by the manufacturers of our products. We believe that this amount of insurance coverage is adequate and reasonable, although we cannot assure that product liability claims will not exceed that coverage. If insurance does not fully fund any product liability claim, or if we are unable to recover damages from the manufacturer of a product that may have caused such injury, we must pay such claims from our own funds. Any such payment could have a detrimental effect on our financial condition. In addition, we may not be able to maintain our liability insurance at reasonable premium rates, if at all.

Our business and growth strategy may cause fluctuating operating results, which could negatively affect the price of our stock.

        Our primary strategy for growth is to acquire or license new product lines that we believe require intensive marketing and promotional attention. Our growth strategy also includes developing and introducing new products through modest development of existing chemical entities. Our operating results could be negatively affected if the cost of developing, acquiring or licensing new product lines is more than we currently anticipate or if unforeseen delays occur between the time we spend money to acquire new product lines or businesses, and the time we begin to generate revenues from those products or businesses.

        A large portion of our business strategy involves intensively marketing newly acquired or newly licensed product lines by promoting our products through journal advertising, direct mailings of promotional materials to physicians, field force personnel, telemarketing personnel and sample distribution. Changes in the amount we spend on such marketing could cause our operating results to fluctuate, thereby negatively affecting the price of our stock.

        Unanticipated changes in treatment practices of physicians who currently prescribe our products, or changes in the reimbursement policies of health plans and other health insurers, could have an impact on our operating results and require us to revise our business strategy.

We are subject to chargebacks and rebates when our products are resold to governmental agencies and managed care buying groups, which may reduce our future profit margins.

        Chargebacks and rebates are the difference between the prices at which we sell our products to wholesalers and the sales price the end-users, such as governmental agencies and managed care buying groups, ultimately pay pursuant to fixed price contracts. We record an estimate of the amount either to be charged back to us or rebated to the end-users at the time of sale to the wholesaler. Over recent years, the pharmaceutical industry in general has accepted the managed care system of chargebacks and rebates. Managed care organizations increasingly began using these chargebacks and rebates as a method to reduce overall costs in drug procurement. Levels of chargebacks and rebates have increased momentum and caused a greater need for more sophisticated tracking and data gathering to confirm sales at contract prices to end-users with respect to related sales to wholesalers. We have implemented procedures, systems and policies which we believe more closely monitor the managed care and government sales areas of our business. We record an accrual for chargebacks and rebates based upon factors including current contract prices, historical chargeback rates and actual chargebacks claimed. The amount of actual chargebacks claimed could, however, be higher than the amounts we accrue, and could reduce our profit margins.

We selectively outsource certain non-sales and non-marketing services, and cannot assure you that we will be able to obtain adequate supplies of such services on acceptable terms.

        To enable us to focus on our core marketing and sales activities, we selectively outsource certain non-sales and non-marketing functions, such as laboratory research, manufacturing and warehousing. As we expand our activities in these areas, additional financial resources are expected to be utilized. We typically do not enter into long-term manufacturing contracts with third party manufacturers. Whether or not such contracts exist, we cannot assure you that we will be able to obtain adequate supplies of such services or products in a timely fashion, on acceptable terms, or at all.

The loss of our key personnel could limit our ability to operate our business successfully.

        We are highly dependent on the principal members of our management staff, the loss of whose services we feel would impede the achievement of our acquisition and development objectives. Although we believe that we are adequately staffed in key positions and that we will be successful in retaining skilled and experienced management, operational, scientific and development personnel, we may not be able to attract and retain key personnel on acceptable terms. Many of our key personnel, including Daniel Glassman, our President, Chief Executive Officer and Chairman, would be difficult to replace. The loss of our personnel's services could delay the development of contracts and products, especially in light of our recent growth. We do not maintain key-person life insurance on any of our employees. In addition, we do not have employment agreements with any of our key employees.

RISKS RELATED TO OUR INDUSTRY

We face significant competition within our industry.

        The pharmaceutical industry is highly competitive. We compete primarily in the dermatology and gastroenterology product arenas, and to a lesser extent in respiratory products and nutritional supplements. In dermatology, we estimate that currently the market share for CARMOL®40 is approximately 20% of the prescription market for xerosis. CARMOL®40, our internally developed urea-based topical therapy prescribed for the treatment of numerous forms and varying degrees of dry skin or xerosis, removes the surface layer of dead cells and improves skin moisture. CARMOL®40 competes in a $150 million prescription and over the counter market, which includes the product Lac-Hydrin®. Dermik, a subsidiary of Aventis, recently introduced Vanamide, a competing product to CARMOL®40.

        Many of our competitors are large, well-established companies in the fields of pharmaceuticals, chemicals, cosmetics and health care. Our competitors include Wyeth, Schering Plough, Bristol Myers, Elan Corporation, First Horizon Pharmaceuticals, Galderma, Dermik Labs, King Pharmaceuticals, Medicis Pharmaceutical, Ortho Pharmaceuticals, ICN Pharmaceuticals, GlaxoSmithKline, Pharmacia, Pfizer and others. Many of these companies have greater resources than we do to devote to marketing, sales, research and development and acquisitions. As a result, they have a greater ability than us to undertake more extensive research and development, marketing and pricing policy programs.

        In addition to facing competition from existing products, it is also possible that our competitors may develop and bring new products to market before us, or may develop new technologies to improve existing products, new products to provide the same benefits as existing products at less cost, or new products to provide benefits superior to those of existing products. These competitors also may develop products which make our current or future products obsolete. Our competitors may also make technological advances reducing their cost of production so that they may engage in price competition through aggressive pricing policies to secure a greater market share to our detriment. Any of these events could have a significant negative impact on our business and financial results, including reductions in our market share and gross margins.

Failure to comply with government regulations could affect our ability to operate our business.

        Virtually all aspects of our activities are regulated by federal and state statutes and government agencies. The manufacturing, processing, formulation, packaging, labeling, distribution and advertising of our products, and disposal of waste products arising from these activities, are subject to regulation by one or more federal agencies, including the FDA, the Drug Enforcement Agency, the Federal Trade Commission, the Consumer Product Safety Commission, the U.S. Department of Agriculture, the Occupational Safety and Health Administration, and the Environmental Protection Agency, as well as by foreign governments in countries where we distribute some of our products.

        Noncompliance with applicable FDA policies or requirements could subject us to enforcement actions, such as suspensions of distribution, seizure of products, product recalls, fines, criminal penalties, injunctions, failure to approve pending drug product applications or withdrawal of product marketing approvals. Similar civil or criminal penalties could be imposed by other government agencies or various agencies of the states and localities in which our products are manufactured, sold or distributed and could have ramifications for our contracts with government agencies such as the Veteran's Administration or the Department of Defense. These enforcement actions would detract from management's ability to focus on our daily business and would have an adverse effect on the way we conduct our daily business, which could severely impact future profitability.

        All manufacturers, marketers, and distributors of human pharmaceutical products are subject to regulation by the FDA. New drugs must be the subject of an FDA-approved new drug application before they may be marketed in the United States. Some prescription and other drugs are not the subject of an approved marketing application but, rather, are marketed subject to the FDA's regulatory discretion and/or enforcement policies. Any change in the FDA's enforcement discretion and/or policies could alter the way we have to conduct our business and any such change could severely impact our future profitability. For example, several of our products, including CARMOL® 40, are marketed in the United States without an FDA-approved marketing application because they have been considered by us to be identical, related, and similar to products that existed on the market prior to 1962. Under FDA policies, such products have not been required to have marketing approval, except when significant changes are made to the product that existed on the market prior to 1962. If a competitor submits a new drug application, or NDA, to the FDA for any of these drugs, the FDA may require us to also file a NDA or ANDA for that same drug in order to continue marketing it in the United States.

        The FDA has the authority and discretion to withdraw existing marketing approvals and to review the regulatory status of marketed products at any time. For example, the FDA may require an approved marketing application for any drug product marketed if new information reveals questions about a drug's safety or efficacy. All drugs must be manufactured in conformity with current agency regulations, and drug products subject to an approved application must be manufactured, processed, packaged, held and labeled in accordance with information contained in the approved application.

        Although we believe that all of our currently marketed pharmaceutical products comply with FDA enforcement policies, our marketing is subject to challenge by the FDA at any time. Through various enforcement mechanisms, the FDA can ensure that noncomplying drugs are no longer marketed. In addition, modifications, enhancements, or changes in manufacturing sites of approved products are in many circumstances subject to additional FDA approvals which may or may not be received and which may be subject to a lengthy FDA review process. Our third party manufacturers are continually subject to inspection by governmental agencies. Manufacturing operations could be interrupted or halted in any of those facilities if a government or regulatory authority is unsatisfied with the results of an inspection. Any interruptions of this type could stop or slow the delivery of our products to our customers.

Changes in the reimbursement policies of managed care organizations and other third party payors may reduce our gross margins.

        Our operating results and business success depend in large part on the availability of adequate third party payor reimbursement to patients for our prescription brand products. These third party payors include governmental entities, such as Medicaid, private health insurers and managed care organizations. A majority of the U.S. population now participates in some version of managed care. Because of the size of the patient population covered by managed care organizations, marketing of prescription drugs to it and the pharmacy benefit managers that serve many of these organizations has become important to our business. Managed care organizations and other third party payors try to negotiate the pricing of medical services and products to control their costs. Managed care organizations and pharmacy benefit managers typically develop formularies to reduce their cost for medications. Formularies can be based on the prices and therapeutic benefits of the available products. Due to their lower costs, generic products are often favored. The breadth of the products covered by formularies varies considerably from one managed care organization to another, and many formularies include alternative and competitive products for treatment of particular medical conditions. Exclusion of a product from a formulary can lead to its sharply reduced usage in the managed care organization patient population. Payment or reimbursement of only a portion of the cost of our prescription products could make our products less attractive, from a net-cost perspective, to patients, suppliers and prescribing physicians. Changes in the reimbursement policies of these entities could prevent our branded pharmaceutical products from competing on a price basis. If our products are not included within an adequate number of formularies or if adequate reimbursement levels are not provided, or if reimbursement policies increasingly favor generic products, our market share, our gross margins and our overall business and financial condition could be negatively affected.

        Moreover, some of our products are not of a type generally eligible for reimbursement, primarily due to either the product's market share being too low to be considered, cheaper generics being available, or because the product is considered over-the-counter. It is also possible that products manufactured by others could have the same effects as our products and be subject to reimbursement. If this were the case, some of our products might be unable to compete on a price basis.

RISKS RELATED TO THE NOTES

We have substantial outstanding indebtedness, which could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes.

        As adjusted to include the entire $37,000,000 aggregate principal amount of notes outstanding, our total consolidated long term debt as of June 30, 2003, was $37,285,015 and constituted approximately 45% of our total capitalization as of such date. Under our credit facility with Wachovia Bank, we and our subsidiary, Doak Dermatologics, Inc., will be able to incur an additional $15,000,000 of indebtedness. In addition, under our credit facility, we have granted Wachovia a lien on substantially all of our current and future property, including our intellectual property. The indenture relating to the notes does not restrict our ability to incur additional indebtedness, including senior debt, or incur liens on our properties and assets.

        The degree to which we are leveraged could have important consequences to you, because:

  •
  it could affect our ability to satisfy our obligations under the notes offered hereby;

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  a substantial portion of our cash flow from operations will be required to be dedicated to interest and principal payments and may not be available for operations, working capital, capital expenditures, expansion, acquisition or general corporate or other purposes;

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  our ability to obtain financing in the future may be impaired;

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  we may be more highly leveraged than some of our competitors, which may place us at a competitive disadvantage;

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  our flexibility in planning for, or reacting to, changes in our business and industry may be limited; and

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  it may make us more vulnerable in the event of a downturn in our business, our industry or the economy in general.

        Our ability to make payments on and, if necessary, to refinance our debt, including the notes, will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, business, financial, competitive, legislative, regulatory and other factors that are beyond our control.

        We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available in an amount sufficient to enable us to pay our debt, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our debt, including the notes, on or before maturity. We cannot assure you that we would be able to refinance any of our debt, including any credit facilities and the notes, on commercially reasonable terms or at all.

The notes are subordinated to our senior indebtedness and will be effectively subordinated to all liabilities of our subsidiaries.

        The notes are junior in right of payment to all of our existing and future senior indebtedness, and are effectively subordinated to all liabilities of our subsidiaries, including trade payables. As of June 30, 2003, we had approximately $285,015 of indebtedness that would rank senior to the notes. In addition, we and our subsidiary, Doak Dermatologics, Inc., may borrow up to $15,000,000 under our credit agreement with Wachovia Bank. Borrowing by us and by Doak will be senior to the notes. In addition, obligations under the credit agreement are secured by a lien on substantially all of our present and future property. As of June 30, 2003, our subsidiaries had $977,375 of indebtedness and other obligations that would effectively rank senior to the notes. The indenture governing the notes does not restrict the incurrence of senior indebtedness or other debt by us or our subsidiaries nor does it restrict the issuance of liens on our property. A significant amount of our operations are conducted through our subsidiary, Doak. None of our subsidiaries has guaranteed or otherwise become obligated with respect to the notes and, as a result, the notes will be effectively subordinated to all indebtedness and other obligations of our subsidiaries with respect to our subsidiaries' assets. By reason of such subordination, in the event of the insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up of our business, our assets will be available to pay the amounts due on the notes only after all of our senior indebtedness has been paid in full, and, therefore, there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. See "Description of notes—Subordination of notes."

We may not have the ability to raise the funds to repurchase the notes on the repurchase date or to finance any repurchase offer required by the indenture.

        On June 15, 2008, holders may require us to repurchase all or a portion of their notes at 100% of their principal amount, plus any accrued and unpaid interest to such date. In addition, if a repurchase event occurs (as defined in the indenture), each holder of the notes may require us to repurchase all or a portion of the holder's notes. We cannot assure you that there will be sufficient funds available for any required repurchases of these securities. The terms of our current credit agreement may limit our ability to purchase the notes under certain circumstances. In addition, the terms of any agreements related to borrowing which we may enter from time to time may prohibit or limit or make our repurchase of notes an event of default under certain circumstances. If we fail to repurchase the notes when required, we will be in default under the indenture governing the notes. See "Description of notes—Purchase of notes by us at option of holder" and "Description of notes—Holders may require us to purchase their notes upon a repurchase event."

We have made only limited covenants in the indenture, which may not protect your investment if we experience significant adverse changes in our financial condition or results of operations.

        The indenture governing the notes does not:

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  require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity, and therefore, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

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  limit our ability or the ability of any of our subsidiaries to incur additional indebtedness that is senior to or equal in right of payment to the notes;

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  restrict our ability or that of our subsidiaries to issue securities that would be senior to the common stock of the subsidiary held by us;

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  restrict our ability to pledge our assets or those of our subsidiaries; or

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  restrict our ability to pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes or make investments.

        Therefore, you should not consider covenants contained in the indenture as a significant factor in evaluating whether we will be able to comply with our obligations under the notes.

Illiquidity and the absence of a market for the notes could cause purchasers of the notes to be unable to resell them for an extended period of time.

        In June and July 2003, we issued the notes to the initial purchasers in private placement transactions. The notes constitute a new issue for which there has been no established trading market. The notes are currently eligible to trade in the PORTAL Market. However, the notes resold pursuant to this prospectus will no longer be eligible to trade in the PORTAL market. As a result, there may be a limited market for the notes. We do not intend to list the notes on any national securities exchange or automated quotation system. We have been informed by the initial purchasers that they will seek to make a market in the notes. The initial purchasers may cease any market-making at any time without notice. An active trading market for the notes might not develop or, if such market develops, it could be very illiquid. The relatively small size ($37 million) of the series of the notes could have a negative impact on liquidity of the notes. Holders of the notes may experience difficulty in reselling, or an inability to sell, the notes. If a market for the notes develops, any such market may be discontinued at any time. If a trading market develops for the notes, future trading prices of the notes will depend on many factors, including, among other things, the price of our common stock into which the notes are convertible, prevailing interest rates, our operating results, liquidity of the issue and the market for similar securities. Depending on the price of our common stock into which the notes are convertible, prevailing interest rates, liquidity of the issue, the market for similar securities and other factors, including our financial condition, the notes may trade at a discount from their principal amount.

Holders may be unable to convert their notes into shares of our common stock when desired.

        Pursuant to the terms of the indenture governing the notes, a holder of the notes may not convert any portion of the notes into shares of our common stock to the extent that after giving effect to such conversion the holder and its affiliates would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to such conversion. As a result, holders may not be able to convert or fully convert their notes when desired.

RISKS RELATED TO OUR COMMON STOCK

        We have two classes of common stock. Because our Class B common stock has the right, as a class, to elect a majority of our board of directors and has disparate voting rights with respect to all other matters on which our stockholders vote, the market price of our common stock may be adversely affected.

        Holders of our common stock, into which the notes are convertible, are entitled to one vote per share on matters on which our stockholders vote generally. As long as there are at least 325,000 shares of our Class B common stock outstanding, holders of our Class B common stock vote, as a class, to elect a majority of our board of directors. In addition, shares of our Class B common stock are entitled to 5 votes per share on all other matters to be voted on by stockholders in general. The ability of the holders of our Class B common stock to elect a majority of our directors and the differential in the voting rights between the common stock and the Class B common stock could adversely affect the market price of our common stock. Our Class B common stock is principally held by Daniel Glassman, our founder and Chairman of the Board, President and Chief Executive Officer, Iris Glassman and Bradley Glassman.

Our founder and Chairman of the Board, President and Chief Executive Officer exercises substantial control over our affairs.

        At June 30, 2003, 2003, Daniel Glassman, our founder and Chairman of the Board, President and Chief Executive Officer, and members of his immediate family (including Iris Glassman and Bradley Glassman), were the beneficial owners of approximately 15% of our outstanding common stock, consisting of approximately 430,000 shares of Class B common stock and 1,712,000 shares of common stock. The Class B common stock currently votes, as a class, to elect a majority of our board of directors, and has approximately 18% of the total voting power with respect to all other matters on which our stockholders are entitled to vote. As a result, Daniel Glassman exercises control over the election of our board of directors and significantly influences all our corporate actions. The interests of Mr. Glassman and his family may differ from those of our other stockholders and they may able to take actions that advance their respective interests to the detriment of our other stockholders.

Our certificate of incorporation and Delaware law may delay or prevent our change of control, even if beneficial to investors.

        Our charter authorizes us to issue up to 2,000,000 shares of preferred stock with such designations, rights and preferences as the board of directors may determine from time to time. This authority empowers the board of directors, without further stockholder approval, to issue preferred shares with dividend, liquidation, conversion, voting or other rights that could decrease the voting power or other rights of the holders of our common stock. The issuance of such preferred stock could, under certain circumstances, discourage, delay or prevent a change of control. To date, we have not issued any shares of preferred stock. In addition, we are and will continue to be, subject to the anti-takeover provisions of the Delaware General Corporation Law, which could delay or prevent a change of control.

Our stock price has fluctuated considerably and may depreciate in value.

        Stock prices of emerging growth pharmaceutical and small-cap companies such as ours fluctuate significantly. In particular, our stock price during the year 2002 fluctuated from a low of $6.80 to a high of $24. A variety of factors that could cause the price of our common stock to fluctuate, perhaps substantially, include:

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  announcements of developments related to our business;

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  quarterly fluctuations in our actual or anticipated operating results;

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  general conditions in the pharmaceutical and health care industries;

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  new products or product enhancements by us or our competitors;

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  developments in patents or other intellectual property rights and litigation;

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  developments in our relationships with our customers and suppliers;

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  current events affecting the political, economic and social situation in the United States and other countries where our subsidiaries operate;

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  changes in financial estimates and recommendations by securities analysts;

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  lack of an active, liquid trading market for our common stock;

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  acquisitions and financings;

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  the operating and stock price performance of other companies that investors may deem comparable; and

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  purchases or sales of blocks of our common stock.

        We will not be able to control many of these factors, and we believe that period-to-period comparisons of our financial results will not necessarily be indicative of our future performance. If our revenues, if any, in any particular period do not meet expectations, we may not be able to adjust our expenditures in that period, which could cause our operating results to suffer further. If our operating results in any future period fall below the expectations of securities analysts or investors, our stock price may fall by a significant amount.

        In addition, in recent years there have been extreme fluctuations in the stock market in general and the market for shares for small capitalization and emerging growth pharmaceutical companies in particular. These fluctuations were sometimes unrelated to the operating performance of the affected companies. Any such fluctuations in the future could reduce the market price of our common stock. We do not know whether the market price of our common stock will decline or not.

The exercise of outstanding warrants and options or the issuance of shares could reduce the market price of our stock.

        In addition to the notes, we currently have outstanding a substantial number of options and warrants to purchase shares of our common stock. If the holders of all outstanding warrants and options exercised them, we would have approximately an additional 2,069,022 shares of common stock issued and outstanding as of June 30,2003. The sale, or availability for sale, of such substantial amounts of additional shares of common stock in the public marketplace could reduce the prevailing market price of our securities and otherwise impair our ability to raise additional capital through the sale of equity securities.

We are at risk of securities class action litigation due to our expected stock price volatility.

        In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities. Due to the expected volatility of our stock price, we could be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources from our business.

We may sell equity securities, which would cause dilution.

        We may sell equity securities in the future to obtain funds for general corporate or other purposes. We may sell these securities at a discount to the market price. Any future sales of equity will dilute the holdings of existing stockholders, possibly reducing the value of their investment.

FORWARD-LOOKING STATEMENTS

        Certain statements contained and incorporated by reference in this prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements that address activities, events or developments that Bradley expects, believes or anticipates will or may occur in the future, such as earnings estimates and predictions of future financial performance. All forward-looking statements are based on assumptions made by Bradley based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. These statements are subject to numerous risks and uncertainties, many of which are beyond Bradley's control, including Bradley's ability to maintain CARMOL®40 sales and bear the outcome of related pending litigation and the introduction of new and future competing products, effectively purchase or integrate new products into its portfolio or effectively react to other risks described from time to time in Bradley's SEC filings. Further, Bradley cannot predict the impact on its business of any future approvals of generic or therapeutically equivalent versions of its products or of other competing products. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Bradley undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table presents Bradley's ratio of earnings to fixed charges for the years ended December 31, 2002, 2001, 2000, 1999 and 1998 and for the six months ended June 30, 2003 and 2002:

	2002	2001	2000	1999	1998	Six Months ended June 30, 2003	Six Months ended June 30, 2002
Ratio(1)	45.4x	16.4x	—	3.2x	4.0x	50.0x	43.9x

(1)
No fixed charge coverage ratio is shown for 2000 because earnings are insufficient to cover fixed charges by $2,461,000.

        Earnings in the ratio of earnings to fixed charges represent our income from continuing operations before taxes that have been adjusted to exclude the effect of any fixed charges that reduced such earnings.

        Fixed charges include interest expense, whether or not classified as such in the earnings statement, as well as the portion of rental expense that is estimated to represent the interest portion (approximately 40%). Interest expense includes interest on Bradley's then outstanding loans plus the amortization of deferred financing costs on such loans.

USE OF PROCEEDS

        We will receive no proceeds from the resale by the selling securityholders of the notes or the common stock issuable upon conversion of the notes. The selling securityholders will receive all of the net proceeds from the resales.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

        Shares of our common stock were traded on The Nasdaq National Market under the symbol "BPRX" until May 13, 2003, when they were listed and began trading on the New York Stock Exchange under the symbol "BDY." Our Class B common stock is not publicly traded. The following table sets forth the range of high and low sales prices for shares of our common stock for the periods indicated. As of September 5, 2003 the last reported sale price for our common stock was $26.10 per share.

	Price range
	High	Low
Year ended December 31, 2001
First quarter	$2.50	$1.31
Second quarter	5.99	2.06
Third quarter	10.77	5.10
Fourth quarter	23.25	7.31
Year ended December 31, 2002
First quarter	$24.00	$10.51
Second quarter	14.02	10.25
Third quarter	13.28	6.80
Fourth quarter	15.65	7.90
Year ended December 31, 2003
First quarter	$16.95	$10.07
Second quarter	17.98	11.50
Third quarter (through September 5, 2003)	27.36	16.12

        As of August 29, 2003, there were 220 registered holders of record of shares of our common stock. Based on information available, we believe that there are approximately 8,000 beneficial holders of shares of common stock held in "street" or other nominee name at such date.

        We have never declared a cash dividend. We intend to retain any earnings to fund future growth and the operation of our business and, therefore, we do not anticipate paying any cash dividends in the foreseeable future. In addition, our credit agreement limits our ability to declare cash dividends.

DESCRIPTION OF NOTES

        We issued $37 million aggregate principal amount of notes under an indenture dated as of June 11, 2003, as amended by a first supplemental indenture thereto, dated as of July 24, 2003, between us and American Stock Transfer & Trust Company, as trustee. The following summary of the terms of the notes, the indenture and the registration rights agreement does not purport to be complete and is subject, and qualified in its entirety by reference, to the detailed provisions of the indenture and the registration rights agreement. We will provide copies of the indenture and the registration rights agreement to you upon request, and these documents are also available for inspection at the office of the trustee. For purposes of this summary, the terms "Bradley", "we", "us" and "our" refer only to Bradley Pharmaceuticals, Inc. and not to any of its subsidiaries. References to "interest" shall be deemed to include "liquidated damages," unless the context otherwise requires.

GENERAL

        The notes constitute unsecured indebtedness and are subordinated in right of payment to our senior indebtedness as described under "—Subordination of Notes." The notes are convertible into our common stock as described under "—Conversion Rights." The notes are subject to redemption at our option as described under "—Redemption of notes at our option." Under circumstances described under "Purchase of notes by us at option of the holder," a holder may require us to purchase notes prior to maturity. The notes issued under the indenture are limited to a total of $37,000,000 aggregate principal amount. Interest on the notes accrues from June 11, 2003 and will be payable semi-annually on June 15 and December 15 of each year, with the first interest payment to be made on December 15, 2003 at the rate of 4% per annum, to the persons who are registered holders of the notes at the close of business on the preceding June 1 and December 1, respectively. Unless previously redeemed, repurchased or converted, the notes will mature on June 15, 2013.

        The notes have been issued without coupons in denominations of $1,000 and integral multiples thereof. The notes have initially been issued as one global security in book-entry form. Payments in respect of the notes represented by the global security will be made by wire transfer of immediately available funds to the accounts specified by the holders of the global security. With respect to any notes subsequently issued in certificated form, we will make payments by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each holder's registered address.

        Holders may convert notes at the office of the conversion agent, and may present notes for registration of transfer at the office of the registrar for the notes. The conversion agent and registrar for the notes initially will be the trustee.

        Interest on the notes will be paid on the basis of a 360-day year of twelve 30-day months. No sinking fund is provided for the notes. The indenture does not contain any financial covenants and will not limit our ability to incur additional indebtedness (including senior indebtedness, subject to the provisions described under "—Limitations on layering indebtedness"), pay dividends or repurchase our securities. In addition, the indenture does not provide any protection to holders of notes in the event of a highly leveraged transaction or a change in control, except and only to the limited extent described under "Holders may require us to purchase their notes upon a repurchase event" and "Consolidation, merger and sale of assets."

        If any payment date with respect to the notes falls on a day that is not a business day, we will make that payment on the next succeeding business day. The payment made on the next succeeding business day will be treated as though it had been made on the original payment date, and no interest will accrue on the payment for the additional period of time.

CONVERSION RIGHTS

        Holders of notes will be entitled, at any time prior to maturity, subject to prior redemption or repurchase, to convert the notes or portions thereof (if the portions are $1,000 or whole multiples thereof) into 50.0000 shares of our common stock per $1,000 of principal amount of notes, subject to adjustment as described herein. This rate results in an initial conversion price of $20.00 per share.

        Holders of notes will not be entitled to convert the notes into our common stock to the extent that, after giving effect to that conversion, the holder and its affiliates would own in excess of 4.99% of the number of shares of our common stock outstanding after that conversion.

        Except as described below, the number of shares into which a note is convertible will not be adjusted for dividends on any common stock issued on conversion. We will not issue fractional shares of common stock upon conversion of notes and instead will pay a cash adjustment based on the market price of the common stock on the last trading day prior to the conversion date.

        If a note is converted after the close of business on a record date for the payment of interest and prior to the next succeeding interest payment date, notes submitted for conversion must be accompanied by funds equal to the interest payable to the registered holder on the interest payment date on the principal amount of such notes submitted for conversion. We will then make the interest payment due on the interest payment date to the registered holder of the note on the record date. Notwithstanding the foregoing, any note submitted for conversion need not be accompanied by any funds if such notes have been called for redemption.

        The conversion rights on any notes called for redemption will expire at the close of business on the last business day before the redemption date, unless we default in the payment of the redemption price.

        As soon as practicable following the conversion date, we will deliver through the conversion agent a certificate for the number of full shares of common stock into which any note is converted, together with any cash payment for fractional shares. For a discussion of the tax treatment of a holder receiving common shares upon surrendering notes for conversion, see "Certain United States federal income tax considerations—Consequences to U.S. Holders; Conversion of the notes" and "Certain United States federal income tax considerations—Consequences to Non U.S. Holders; Payments of interest."

        When we have delivered the shares of common stock issued on conversion of any notes, together with any cash payment in lieu of a fractional share and any required interest payment and, if applicable, liquidated damages, we will have satisfied all of our obligations with respect to the converted notes in full.

        We will adjust the conversion rate for:

  •
  dividends or distributions on shares of our common stock payable in shares of our common stock;

  •
  subdivisions, combinations or certain reclassifications of our common stock;

  •
  distributions to all or substantially all holders of our common stock of certain rights or warrants entitling them for a period of not more than 60 days to purchase common stock or securities convertible into common stock, at a price per share less than the current market price at the time (provided, that the conversion rate will be readjusted to the extent the rights or warrants are not exercised prior to their expiration);

  •
  dividends or other distributions to all or substantially all holders of our common stock of shares of capital stock other than our common stock, evidences of indebtedness or other assets (other than cash dividends) or the dividend or other distribution to all or substantially all holders of our common stock of certain rights or warrants (other than those covered above) to purchase our securities;

  •
  cash dividends or other cash distributions to all or substantially all holders of our common stock in an aggregate amount that, together with:

  •
  any cash and the fair market value of any other consideration payable in respect of any tender or exchange offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion rate adjustment; and

  •
  and all other all-cash dividends or distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion rate adjustment,

exceeds an amount equal to 10% of the market capitalization of our common stock on the business day immediately preceding the day on which we declare the dividend or distribution; and

  •
  payment in respect of a tender or exchange offer by us or any of our subsidiaries for our common stock to the extent that the offer involves aggregate consideration that, together with:

  •
  any cash and the fair market value of any other consideration payable in respect of any tender or exchange offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion rate adjustment; and

  •
  all-cash dividends or distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion rate adjustment,

exceeds an amount equal to 10% of the market capitalization of our common stock on the expiration date of the tender or exchange offer.

        We will not adjust the conversion rate, however, if we make provision for holders of notes to participate in the transaction without conversion.

        No adjustment in the effective conversion rate will be required unless the adjustment would require a change of at least 1% in the then effective conversion price; provided, that any adjustment that would otherwise be required to be made will be carried forward and taken into account in any subsequent adjustment.

        We may at any time increase the conversion rate by any amount for any period of time, provided, that the then effective conversion price is not less than the par value of a share of our common stock, the period during which the increased rate is in effect is at least 20 days or such longer period as may be required by law and the increased rate is irrevocable during such period. We may also increase the conversion rate to avoid or diminish income tax to holders of our common stock in connection with a dividend or distribution of stock or similar event. We are required to give at least 15 days prior notice of any increase in the conversion rate.

        If we reclassify our common stock or are party to a consolidation, merger or binding share exchange, or a transaction involving the sale or other conveyance of all or substantially all of our assets, pursuant to which our common stock is converted into cash, securities or other property, at the effective time of the transaction, the right to convert a note into common stock will be changed into a right to convert it into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted its note immediately prior to the transaction. This calculation will be based on the assumption that the holder would not have exercised any rights of election that the holder would have had as a holder of common stock to select a particular type of consideration. Any such change could substantially lessen or eliminate the value of the conversion privilege associated with the notes in the future. For example, if we were acquired in a cash merger, each note would be convertible into cash and would no longer be convertible into securities whose value would vary depending on our future prospects and other factors.

        If we implement a stockholders' rights plan, we will be required under the indenture to provide that the holders of notes will receive the rights upon conversion of the notes, whether or not these rights were separated from the common stock prior to conversion.

        Except as stated above, the number of shares issuable on conversion will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock, or carrying the right to purchase any of the foregoing.

        In the event of:

  •
  a taxable distribution to holders of shares of common stock which results in an adjustment of the conversion rate; or

  •
  an increase in the conversion rate at our discretion,

the holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. See "Certain United States federal income tax considerations—Consequences to U.S. Holders; Constructive dividends" and "Certain United States federal income tax considerations—Consequences to Non U.S. Holders; Dividends."

        A note for which a holder has delivered a purchase notice or a change in control purchase notice, as described below, requiring us to purchase such note may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

REDEMPTION OF NOTES AT OUR OPTION

        Prior to June 15, 2008, we cannot redeem the notes. The notes will be redeemable at our option, in whole or in part, at any time on or after June 15, 2008, on any date not less than 30 nor more than 60 days after the mailing of a redemption notice to each holder of notes to be redeemed at the address of the holder appearing in the security register, at a redemption price, payable in cash, equal to 100% of the principal amount of the notes to be redeemed plus any accrued and unpaid interest to the redemption date. However, if a redemption date is an interest payment date, the semi-annual payment of interest becoming due on such date will be payable to the holder of record on the relevant record date and the redemption price will not include such interest payment. We will make at least 10 semi-annual interest payments before redemption of the notes at our option.

        If the paying agent holds money sufficient to pay the redemption price of the note on redemption date in accordance with the terms of the indenture, then immediately after the redemption date, the note will cease to be outstanding and interest on such note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the redemption price upon delivery of the note.

        If we will redeem less than all of the outstanding notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or integral multiples of $1,000 by lot, on a pro rata basis or in accordance with any other method the trustee considers fair and appropriate. If a portion of a holder's notes is selected for partial redemption and the holder converts a portion of the notes, the converted portion shall be deemed to be the portion selected for redemption.

PURCHASE OF NOTES BY US AT THE OPTION OF THE HOLDER

        On June 15, 2008, the purchase date, we may, at the option of the holder, be required to purchase, at a price, payable in cash, equal to 100% of the principal amount of the notes to be purchased, plus any accrued and unpaid interest to the purchase date, all or a portion of such holder's outstanding notes for which a written purchase notice has been properly delivered by the holder and not withdrawn, subject to certain additional conditions. Holders may submit their written purchase notice to the paying agent at any time from the opening of business on the date that is 20 business days prior to such purchase date until the close of business on the business day immediately preceding such purchase date.

        We will be required to give notice on a date not less than 20 business days prior to each purchase date to all holders at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, stating among other things:

  •
  the amount of the purchase price;

  •
  that notes with respect to which a purchase notice is given by the holder may be converted only if the purchase notice has been withdrawn in accordance with the terms of the indenture; and

  •
  the procedures that holders must follow to require us to purchase their notes.

        The purchase notice given by each holder electing to require us to purchase notes shall state:

  •
  the certificate numbers of the holder's notes to be delivered for purchase;

  •
  the portion of the principal amount at maturity of notes to be purchased, which must be $1,000 or an integral multiple of $1,000; and

  •
  that the notes are to be purchased by us pursuant to the applicable provisions of the notes.

        Any purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal shall state:

  •
  the principal amount at maturity being withdrawn;

  •
  the certificate numbers of the notes being withdrawn; and

  •
  the principal amount at maturity, if any, of the notes that remain subject to the purchase notice.

        In connection with any purchase offer, we will, if required:

  •
  comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

  •
  file a Schedule TO or any other required schedule under the Exchange Act.

        Payment of the purchase price for a note for which a purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the note will be made as soon as practicable but in no event more than three business days following the later of the purchase date or the time of delivery of the note.

        If the paying agent holds money sufficient to pay the purchase price of the note on the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the note will cease to be outstanding and cash interest or original issue discount on such note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the note.

        We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all notes delivered by holders seeking to exercise the purchase right. Our failure to repurchase the notes when required would result in an event of default with respect to the notes.

        No notes may be purchased at the option of holders if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the purchase price with respect to such notes.

HOLDERS MAY REQUIRE US TO PURCHASE THEIR NOTES UPON A REPURCHASE EVENT

        If a repurchase event (as defined below) occurs, each holder will have the right, at its option, subject to the terms and conditions of the indenture, to require us to purchase for cash all or any portion of the holder's notes in integral multiples of $1,000 principal amount, at a price equal to 100% of the principal amount of such notes tendered, plus any accrued and unpaid interest to the purchase date. We will be required to purchase the notes no later than 30 days after notice of a repurchase event has been mailed as described below. We refer to this date as the "repurchase date."

        Within 15 days after the occurrence of a repurchase event, we must mail to the trustee and to all holders of notes at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law a notice regarding the repurchase event, which notice must state, among other things:

  •
  the events causing a repurchase event;

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  the date of such repurchase event; the last date on which a holder may exercise the purchase right;

  •
  the repurchase price;

  •
  the repurchase date;

  •
  the name and address of the paying agent and the conversion agent;

  •
  the conversion rate, and any adjustments to the conversion rate that will result from the repurchase event;

  •
  that notes with respect to which a repurchase notice is given by the holder may be converted, if otherwise convertible, only if the repurchase notice has been withdrawn in accordance with the terms of the indenture; and

  •
  the procedures that holders must follow to exercise these rights.

        To exercise this right, the holder must deliver a written notice so as to be received by the paying agent no later than the close of business on the business day immediately preceding the repurchase date. The required notice must state:

  •
  the certificate numbers of the notes to be delivered by the holder, if applicable;

  •
  the portion of the principal amount of notes to be purchased, which portion must be $1,000 or an integral multiple of $1,000; and

  •
  that such notes are being tendered for purchase pursuant to the repurchase event repurchase provisions of the indenture.

        A holder may withdraw any repurchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the business day immediately preceding the repurchase date. The notice of withdrawal must state:

  •
  the principal amount of notes being withdrawn;

  •
  the certificate numbers of the notes being withdrawn, if applicable; and

  •
  the principal amount, if any, of the notes that remain subject to a repurchase notice.

        Our obligation to pay the repurchase price for a note for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the note, together with necessary endorsements, to the paying agent at any time after the delivery of such repurchase notice. We will cause the repurchase price for such note to be paid promptly following the later of the repurchase date or the time of delivery of such note.

        If the paying agent holds money sufficient to pay the repurchase price of a note on the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, interest on such note will cease to accrue, whether or not the note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the note.

        A "repurchase event" shall be deemed to have occurred upon the occurrence of either a "change in control" or a "termination of trading".

        A "change in control" will be deemed to have occurred at such time as:

  •
  any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the total voting power of all classes of our capital stock entitled to vote generally in the election of directors ("voting stock") (other than Daniel Glassman, Iris Glassman, Bradley Glassman, trusts for their benefit and heirs, lineal descendants, legatees and legal representatives of any of the foregoing and the trustee of any bona fide trust of which one or more of the foregoing are the sole beneficiaries or the grantors thereof, unless, after giving effect to such transaction, our common stock ceases to be listed on a United States national securities exchange or approved for quotation on the Nasdaq National Market or any similar United States system for automated dissemination of quotations of securities prices, or less than 40% of the outstanding shares of our common stock remain beneficially owned by persons other than the Glassman family);

  •
  any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the total voting power of Class B common stock (other than Daniel Glassman, Iris Glassman, Bradley Glassman, trusts for their benefit and heirs, lineal descendants, legatees and legal representatives of any of the foregoing and the trustee of any bona fide trust of which one or more of the foregoing are the sole beneficiaries or the grantors thereof);

  •
  at any time the following persons cease for any reason to constitute a majority of our board of directors:

  •
  individuals who on June 11, 2003 constituted our board of directors; and

  •
  any new directors whose election by our board of directors or whose nomination for election by our stockholders was approved by at least a majority of the directors then still in office who were either directors on June 11, 2003 or whose election or nomination for election was previously so approved;

  •
  we consolidate with, or merge with or into, another person or any person consolidates with, or merges with or into, us, in any such event other than pursuant to a transaction in which the persons that "beneficially owned," directly or indirectly, the shares of our voting stock immediately prior to such transaction, "beneficially own," directly or indirectly, shares of our voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the continuing or surviving corporation in substantially the same proportion as such ownership prior to the transaction;

  •
  the sale, lease, transfer or other conveyance or disposition of all or substantially all of our assets or property to any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act; or

  •
  we are liquidated or dissolved, or our stockholders approve any plan or proposal for our liquidation or dissolution.

        A "termination of trading" shall occur if our common stock (or other common stock into which the notes are then convertible) is neither listed for trading on a U.S. national securities exchange nor approved for trading on an established automated over-the-counter trading market in the United States.

        No notes may be purchased for cash at the option of holders if there has occurred and is continuing an event of default with respect to the notes, other than a default in the payment of the purchase price with respect to such notes.

        In connection with any repurchase event offer, we will to the extent applicable:

  •
  comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

  •
  file a Schedule TO or any other required schedule under the Exchange Act.

        The question of whether "all or substantially all" of our assets have been disposed of will be interpreted under applicable law and will likely be dependent upon the particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a disposition of "all or substantially all" of our assets (and consequently, a repurchase event) has occurred, in which case a holder's ability to require us to purchase their notes upon such an event may be impaired.

        Our ability to purchase the notes may be limited under certain circumstances by our credit agreement with Wachovia Bank. Our ability to pay cash to the holders of the notes upon a repurchase event may also be limited by certain financial covenants contained in our future indebtedness. Our failure to repurchase the notes when required would result in an event of default with respect to the notes, whether or not such repurchase is permitted by the subordination provisions. Further, we cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all notes delivered by holders seeking to exercise the repurchase right.

        The repurchase feature of the notes would not necessarily afford holders of the notes protection in the event of highly leveraged or other transactions involving us that may adversely affect holders of the notes. In addition, the repurchase feature of the notes may in certain circumstances make more difficult or discourage our takeover. We are not aware, however, of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the repurchase feature of the notes is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the repurchase feature of the notes is a result of negotiations between us and the initial purchasers that we believe represents a standard term in securities similar to the notes.

SUBORDINATION OF NOTES

        The payment of principal of, and premium, if any, and liquidated damages, if any, and interest on the notes is subordinated in right of payment, as set forth in the indenture, to the prior payment in full in cash or cash equivalents of all senior indebtedness, whether outstanding on the date of the indenture or thereafter incurred (including borrowing under our credit agreement). The notes also are effectively subordinated to all indebtedness and other liabilities of our subsidiaries, including borrowing by our subsidiary, Doak Dermatologics, Inc., under our credit agreement and trade payables and lease obligations, if any, of our subsidiaries.

        In the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding, relating to us or to our assets, or any liquidation, dissolution or other winding-up of us, whether voluntary or involuntary, or any assignment for the benefit of our creditors or other marshaling of our assets or liabilities, the holders of senior indebtedness will be entitled to receive payment in full in cash or cash equivalents of all senior indebtedness, or provision shall be made for such payment in full, before the holders of notes will be entitled to receive any payment or distribution of any kind or character on account of principal of, or premium, if any, or liquidated damages, if any, or interest on the notes.

        No payment or distribution of any of our assets of any kind or character, whether in cash, property or securities, may be made by us or on our behalf on account of the principal of, or premium, if any, liquidated damages, if any, or interest on the notes or on account of the purchase, redemption or other acquisition of notes, upon the occurrence of any payment default in respect of designated senior indebtedness until such payment default shall have been cured or waived in writing or shall have ceased to exist or such designated senior indebtedness shall have been discharged or paid in full in cash or cash equivalents. A "payment default" shall mean a default in payment, whether at scheduled maturity, upon a scheduled installment, by acceleration or otherwise, of principal of, or premium, if any, or interest on designated senior indebtedness beyond any applicable grace period. "Designated senior indebtedness" means our obligations under any particular senior indebtedness that expressly provides that such senior indebtedness shall be "designated senior indebtedness" for purposes of the indenture relating to the notes. For example, we anticipate that indebtedness under our credit facility with Wachovia Bank will constitute such indebtedness.

        No payment or distribution of any of our assets of any kind or character, whether in cash, property or securities, may be made by us or on our behalf on account of principal of, or premium, if any, liquidated damages, if any, or interest on the notes or on account of the purchase, redemption or other acquisition of notes for the period specified below (a "payment blockage period"), upon the occurrence of any default or event of default with respect to any designated senior indebtedness, other than a payment default, pursuant to which maturity thereof may be accelerated (a "non-payment default") and receipt by the trustee of written notice thereof from us or a representative of holders of such designated senior indebtedness (a "payment blockage notice").

        A payment blockage period will commence upon the date of receipt by the trustee of written notice from us or a representative of holders of the designated senior indebtedness to which the non-payment default relates, and shall end on the earliest of:

  •
  179 days thereafter, provided that the designated senior indebtedness to which the non-payment default relates shall not theretofore have been accelerated;

  •
  the date on which such non-payment default is cured, waived or ceases to exist;

  •
  the date on which such designated senior indebtedness is discharged or paid in full; or

  •
  the date on which such payment blockage period shall have been terminated by written notice to the trustee from the representative initiating such payment blockage period,

after which we will resume making any and all required payments in respect of the notes, including any missed payments. In any event, not more than one payment blockage period may be commenced during any period of 365 consecutive days. No non-payment default that existed or was continuing on the date of the commencement of any payment blockage period will be, or can be made, the basis for the commencement of a subsequent payment blockage period, unless such non-payment default has been cured or waived for a period of not less than 90 consecutive days subsequent to the commencement of such initial payment blockage period.

        By reason of the foregoing subordination provisions, funds which would otherwise be payable to holders of the notes may be paid over to holders of senior indebtedness. As a result of the subordination provisions, holders of notes may recover less, ratably, than holders of senior indebtedness.

        The notes will also be effectively subordinated to all liabilities, including trade payables and lease obligations, if any, of our subsidiaries. Any right by us to receive the assets of any of our subsidiaries upon the liquidation or reorganization thereof, and the consequent right of the holders of the notes to participate in these assets, will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinated to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.

        Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the notes or to make any funds available therefore, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to statutory, contractual or other restrictions and are dependent upon the earnings or financial condition of those subsidiaries and subject to various business considerations. As a result, we may be unable to gain access to the cash flow or assets or our subsidiaries.

        Subject to the provisions described below under "—Limitation on layering indebtedness," the indenture will not limit the amount of additional indebtedness, including senior indebtedness, which we can create, incur, assume or guarantee, nor will the indenture limit the amount of indebtedness or other liabilities that our subsidiaries can create, incur, assume or guarantee.

        "Senior indebtedness" is defined in the indenture as all "indebtedness" (as defined below) of ours outstanding at any time, except the notes, indebtedness that by its terms provides that it is not "senior" in right of payment to the notes or indebtedness that by its terms provides that it is "pari passu" or "junior" in right of payment to the notes. Senior indebtedness does not include indebtedness for trade payables or any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services. In addition, senior indebtedness does not include our indebtedness to any of our subsidiaries.

        "Indebtedness" is defined in the indenture with respect to any person as the principal of, premium, if any, and interest on, and all other obligations in respect of:

  a.
  all indebtedness of such person for borrowed money (including all indebtedness evidenced by notes, bonds, debentures or other securities);

  b.
  all obligations (other than trade payables) incurred by such person in the acquisition (whether by way of purchase, merger, consolidation or otherwise and whether by such person or another person) of any business, real property or other assets;

  c.
  all reimbursement obligations of such person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such person;

  d.
  all capital lease obligations of such person;

  e.
  all net obligations of such person under interest rate swap, currency exchange or similar agreements of such person;

  f.
  all obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, conditional sale or other title retention agreement,

    in connection with the lease of real property or improvements thereon (or any personal property included as part of any such lease) which provides that such person is contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property, including such person's obligations under such lease or related document to purchase or cause a third party to purchase such leased property or pay an agreed upon residual value of the leased property to the lessor;

  g.
  guarantees by such person of indebtedness described in clauses (a) through (f) of another person; and

  h.
  all renewals, extensions, refundings, deferrals, restructurings, amendments and modifications of any indebtedness, obligation, guarantee or liability of the kind described in clauses (a) through (g).

CONSOLIDATION, MERGER AND SALE OF ASSETS

        The indenture provides that we may not consolidate with or merge with or into any other person or sell, convey, transfer, lease or otherwise dispose of our properties and assets substantially as an entirety to another person (whether in a single or series of related transactions), unless, among other things:

  •
  the resulting, surviving or transferee person is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

  •
  such person assumes all of our obligations under the notes and the indenture; and

  •
  we or such successor person shall not immediately thereafter be in default under the indenture.

        Upon the assumption of our obligations by such a person in such circumstances, except in the case of a lease, we shall be discharged from all of our obligations under the notes and the indenture.

        Certain of the foregoing transactions could constitute a repurchase event permitting holders to require us to purchase notes as described in "—Holders may require us to purchase their notes upon a repurchase event."

LIMITATION ON LAYERING INDEBTEDNESS

        We will not incur, create, issue, assume, guarantee or otherwise become liable for any indebtedness that is subordinate or junior in right of payment to any senior indebtedness and senior in any respect in right of payment to the notes.

EVENTS OF DEFAULT

        The following will be events of default under the indenture relating to the notes:

  •
  the failure by us to pay when due the principal of or premium, if any, on any note, whether at maturity, upon redemption, on the purchase date with respect to a purchase at the option of the holder, on a repurchase date with respect to a repurchase event or otherwise (even if such payment is prohibited by the subordination provisions of the indenture);

  •
  the failure by us to pay an installment of interest or liquidated damages, if any, on the notes, when due, if such failure continues for 30 days after the date when due (even if such payment is prohibited by the subordination provisions of the indenture);

  •
  our failure to provide timely notice as described under "—Purchase of notes by us at option of the holder," or notice described under "—Holders may require us to purchase their notes upon a repurchase event";

  •
  our failure to comply with any other term, covenant or agreement contained in the notes or the indenture if such failure continues for 30 days following notice to us by the trustee or to the trustee and us by holders of not less than 25% in aggregate principal amount of the notes then outstanding in accordance with the indenture;

  •
  default by us or any of our subsidiaries in the payment when due, after the expiration of any applicable grace period, of principal of, or premium, if any, or interest on indebtedness for money borrowed, in the aggregate principal amount then outstanding of $5,000,000 or more, or acceleration of any indebtedness for money borrowed in such aggregate principal amount so that it becomes due and payable prior to the date on which it would otherwise have become due and payable and such acceleration is not rescinded or such default is not cured within 30 days after notice to us by the trustee or to the trustee and us by holders of not less than 25% in aggregate principal amount of notes then outstanding in accordance with the indenture;

  •
  failure by us or any of our subsidiaries to pay final judgments, the uninsured portion of which aggregates in excess of $5,000,000, which judgments are not paid, discharged or stayed, for a period of 30 days; or

  •
  certain events of bankruptcy, insolvency or reorganization affecting us or any of our subsidiaries that is a "significant subsidiary" (as defined in Regulation S-X under the Exchange Act) or any group of subsidiaries of ours that in the aggregate would constitute a "significant subsidiary."

        If an event of default shall have occurred and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal amount of the notes plus accrued and unpaid interest, if any, on the notes accrued through the date of such declaration to be immediately due and payable. In the case of certain events of default involving our bankruptcy, insolvency or reorganization, the principal amount of the notes plus accrued and unpaid interest, if any, accrued thereon through the occurrence of such event of default shall automatically become immediately due and payable.

        After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal or interest, have been cured or waived.

        Subject to the trustee's duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the trustee reasonable indemnity. Subject to the indenture, applicable law and the trustee's indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

        No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

  •
  the holder has previously given the trustee written notice of a continuing event of default;

  •
  the holders of at least 25% in aggregate principal amount of the notes then outstanding have made a written request and have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

  •
  the trustee shall have failed to institute such proceeding within 60 days after such notice, request and offer, and shall have not received from the holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

        However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or any premium or interest on any note on or after the applicable due date or the right to convert the note in accordance with the indenture.

        Generally, the holders of not less than a majority of the aggregate principal amount of outstanding notes may waive any default or event of default and its consequences unless:

  •
  we fail to pay principal, premium or interest on any note when due;

  •
  we fail to convert any note into common stock following delivery of a conversion notice; or

  •
  we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

        We are required to promptly notify the trustee upon our becoming aware of any event of default. In addition, we are required to furnish to the trustee, on an annual basis, a statement by our officers as to whether or not we are in default in the performance or observance of any of the terms, provisions and conditions of the indenture, specifying any known defaults.

MODIFICATION AND WAIVER

        The indenture may be amended or supplemented by us and the trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding notes. In addition, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance with any provision of the indenture. Notwithstanding the foregoing, however, no amendment, supplement or waiver may be made without the consent of the holder of each outstanding note if such amendment, supplement or waiver would:

  •
  change the stated maturity of the principal of, or any installment of interest on, any note;

  •
  reduce the principal amount of, or any premium or interest or liquidated damages on, any note;

  •
  reduce the amount of principal payable upon acceleration of the maturity of any note;

  •
  change the place or currency of payment of principal of, or any premium or interest or liquidated damages on, any note;

  •
  impair the right to institute suit for the enforcement of any payment on, or with respect to, any note;

  •
  modify the provisions of the indenture relating to the right of the holders to require us to purchase notes at their option or upon a repurchase event, in a manner adverse to holders;

  •
  modify the subordination provisions in a manner adverse to the holders of notes;

  •
  adversely affect the right of holders to convert notes other than as provided in the indenture;

  •
  reduce the percentage in principal amount of outstanding notes required for modification or amendment of the indenture;

  •
  reduce the percentage in principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

  •
  modify the provisions of the indenture with respect to modification and waiver (including waiver of events of default), except to increase the percentage required for modification or waiver or to provide for consent of each affected note holder.

        Without the consent of holders of the notes, we and the trustee may enter into supplemental indentures for any of the following purposes:

  •
  to evidence a successor to us and the assumption by that successor of our obligations under the indenture and the notes;

  •
  to add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us;

  •
  to secure our obligations in respect of the notes;

  •
  to make provision with respect to adjustments to the conversion rate as required by the indenture or to increase the conversion rate in accordance with the indenture; or

  •
  to make any changes or modifications to the indenture necessary in connection with the registration of the notes under the Securities Act pursuant to the registration rights agreement or the qualification of the indenture under the Trust Indenture Act.

        In addition, we and the trustee may enter into a supplemental indenture without the consent of holders of the notes in order to cure any ambiguity, defect, omission or inconsistency in the indenture in a manner that does not adversely affect the rights of any holder.

        The holders of a majority in principal amount of the outstanding notes may, on behalf of the holders of all notes:

  •
  waive compliance by us with restrictive provisions of the indenture, as detailed in the indenture; and

  •
  waive any past default under the indenture and its consequences, except a default in the payment of principal of, or premium, interest or liquidated damages on, the notes or in the payment of the redemption price or repurchase price or a default with respect to our obligation to deliver common stock upon conversion of any note or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

DISCHARGE

        We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee or the paying agent, after the notes have become due and payable, whether at stated maturity or any redemption date, purchase date, repurchase date, or otherwise, cash sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture.

CALCULATIONS IN RESPECT OF NOTES

        We will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of conversion rate adjustments and amounts of interest payments payable on the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification.

RULE 144A INFORMATION

        We have agreed in the indenture to furnish to the beneficial owners of the notes, and prospective purchasers of the notes designated by such beneficial owners, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act if, at any time while the notes or the common stock issuable upon conversion of the notes are restricted securities within the meaning of the Securities Act, we are not subject to the informational requirements of the Exchange Act.

REPORTS TO TRUSTEE

        We will regularly furnish to the trustee copies of our annual report to stockholders, containing audited financial statements, and any other financial reports which we furnish to our stockholders.

UNCLAIMED MONEY

        If money deposited with the trustee or paying agent for the payment of principal or interest or for redemption of the notes remains unclaimed for two years, the trustee and paying agent shall notify us and shall pay the money back to us at our written request. Thereafter, holders of notes entitled to the money must look to us for payment, subject to applicable law, and all liability of the trustee and the paying agent shall cease.

PURCHASE AND CANCELLATION

        All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee for cancellation will be cancelled promptly by the trustee. No notes will be authenticated in exchange for any notes cancelled as provided in the indenture.

        We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. Any notes purchased by us, may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled.

REPLACEMENT OF NOTES

        We will replace mutilated, destroyed, stolen or lost notes at your expense upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to the trustee and us. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

TRUSTEE AND TRANSFER AGENT

        The trustee for the notes is American Stock Transfer & Trust Company, and has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the notes. The trustee will be permitted to deal with us and any of our affiliates with the same rights as if it were not the trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate the conflict or resign.

        The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain exceptions. If an event of default occurs, the trustee must exercise its rights and powers under the indenture using the same degree of care and skill as a prudent person would use under the circumstances in the conduct of his or her own affairs. The trustee may refuse to perform any duty or exercise any right or power unless it receives indemnity reasonably satisfactory to the trustee against any loss, liability, or expense.

        The transfer agent for our common stock is American Stock Transfer & Trust Company.

LISTING AND TRADING

        The notes currently trade on the PORTAL Market. However, notes sold pursuant to this prospectus will no longer be eligible for trading on the PORTAL Market. We do not intend to list the notes on any securities exchange or automated quotation system. Our common stock is listed on the New York Stock Exchange under the symbol "BDY."

FORM, DENOMINATION AND REGISTRATION OF NOTES

General

        The notes have been issued in registered form, without interest coupons, in denominations of $1,000 and integral multiples thereof, in the form of global securities, as further provided below.

        The trustee is not required:

  •
  to issue, register the transfer of or exchange any note for a period of 15 days before a selection of notes to be redeemed or repurchased, or

  •
  to register the transfer of or exchange any note so selected for redemption or repurchase in whole or in part, except, in the case of a partial redemption or repurchase, that portion of any of the notes not being redeemed or repurchased.

        See "—Global securities," and "—Certificated securities" for a description of additional transfer restrictions applicable to the notes.

        No service charge will be imposed in connection with any transfer or exchange of any note, but we may in general require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

Global securities

        The notes are currently evidenced by one global security which was deposited with the trustee as custodian for The Depository Trust Company ("DTC"), and registered in the name of Cede & Co. as nominee for DTC.

        Except in the limited circumstances described below and in "—Certificated securities," holders of notes will not be entitled to receive notes in certificated form. Unless and until it is exchanged in whole or in part for certificated securities, each global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

        We have applied to DTC for acceptance of the global securities in its book-entry settlement system and the custodian and DTC have electronically recorded the principal amount of notes represented by the global securities held within DTC. Beneficial interests in the global securities will be shown on records maintained by DTC and its direct and indirect participants. So long as DTC or its nominee is the registered owner or holder of a global security, DTC or such nominee will be considered the sole owner or holder of the notes represented by such global security for all purposes under the indenture and the notes. No owner of a beneficial interest in a global security will be able to transfer such interest except in accordance with DTC's applicable procedures and the applicable procedures of its direct and indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

        Payments of principal and interest under each global security will be made to DTC's nominee as the registered owner of such global security. We expect that the nominee, upon receipt of any such payment, will immediately credit DTC participants' accounts with payments proportional to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC. We also expect that payments by DTC participants to owners of beneficial interests will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants, and none of us, the trustee, the custodian or any paying agent or registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in any global security or for maintaining or reviewing any records relating to such beneficial interests.

        DTC has advised us that it is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depository. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

Certificated securities

        If DTC notifies us that it is unwilling or unable to continue as depositary for a global security and a successor depositary is not appointed by us within 90 days of such notice, or an event of default has occurred and the trustee has received a request from DTC, the trustee will exchange each beneficial interest in that global security for one or more certificated securities registered in the name of the owner of such beneficial interest, as identified by DTC.

Same-day settlement and payment

        The indenture requires that payments in respect of the notes represented by global securities be made by wire transfer of immediately available funds to the accounts specified by holders of the global security. With respect to notes in certificated form, we will make all payments by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each holder's registered address.

        The notes trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes are, therefore, required by DTC to be settled in immediately available funds. We expect that secondary trading in any certificated securities will also be settled in immediately available funds.

        Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

        The information described above concerning DTC has been obtained from sources that we believe to be reliable, but neither we nor the initial purchasers take any responsibility for the accuracy thereof.

        Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global securities among participants in DTC, they are under no obligation to perform or to continue those procedures, and those procedures may be discontinued at any time. None of us, the initial purchasers or the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

        We and the initial purchasers have entered into a registration rights agreement. Pursuant to that registration rights agreement, we agreed:

  •
  to file with the SEC, on or prior to September 9, 2003, a shelf registration statement on Form S-1 or Form S-3, if the use of such form is then available, to cover resales of registrable securities (as defined below) by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement;

  •
  to use our best efforts to cause the shelf registration statement to be declared effective by the SEC on or prior to December 8, 2003; and

  •
  to use our best efforts to keep such shelf registration statement continuously effective under the Securities Act until such time as there are no longer any registrable securities covered thereby.

        Notwithstanding the foregoing, we will be permitted to prohibit offers and sales of registrable securities pursuant to the shelf registration statement for a period not to exceed 30 days in any three month period and not to exceed an aggregate of 60 days in any 12 month period, under certain circumstances and subject to certain conditions (any period during which offers and sales are prohibited being referred to as a "suspension period"). "Registrable securities" means each note and any underlying share of common stock until the earlier of (x) the date on which such note or underlying share of common stock has been effectively registered under the Securities Act and disposed of pursuant to the shelf registration statement, and (y) the date which is two years after the later of the date of original issue of such notes and the last date that we or any of our affiliates was the owner of such notes (or any predecessor thereto) or such shorter period of time as such note or underlying share of common stock may be resold without restriction pursuant to Rule 144(k) under the Securities Act or any successor provision thereto.

        Holders of registrable securities are required to deliver certain information to be used in connection with, and to be named as selling securityholders in, the shelf registration statement in order to have their registrable securities included in the shelf registration statement. Any holder that does not complete and deliver a questionnaire or provide the information required thereby will not be named as a selling securityholder in the registration statement, will not be permitted to sell any registrable securities held by such holder pursuant to the registration statement and such holder will not be entitled to receive any of the liquidated damages described in the following paragraph. There can be no assurance that we will be able to maintain an effective and current registration statement as required. The absence of such a registration statement may limit the holder's ability to sell such registrable securities or adversely affect the price at which such registrable securities can be sold.

        If:

  •
  the shelf registration statement were not filed with the SEC on or prior to September 9, 2003;

  •
  the shelf registration statement were not declared effective by the SEC on or prior to December 8, 2003;

  •
  we fail, with respect to a holder that supplies the questionnaire described below after the effective date of the shelf registration statement, to supplement or amend the shelf registration statement, or file a new registration statement, in accordance with the terms of the registration rights agreement in order to add such holder as a selling securityholder; or

  •
  the shelf registration statement is filed and declared effective but shall thereafter cease to be effective (without being succeeded immediately by an additional registration statement filed and declared effective) or usable for the offer and sale of registrable securities for a period of time (including any suspension period) which shall exceed 30 days in the aggregate in any 3-month period or 60 days in the aggregate in any 12-month period, (each such event referred to in the bullets above being referred to as a "registration default"), we will pay liquidated damages to each holder of registrable securities included in the registration statement who has provided the required selling securityholder information to us (or in the case of the third bullet point above, the applicable holder(s)). The amount of liquidated damages payable during any period during which a registration default shall have occurred and be continuing is:

  •
  in the case of notes, at a rate per year equal to 0.25% for the first 90-day period, increasing with respect to each subsequent 90-day period thereafter by an additional 0.25%, up to a maximum rate per year of 1.0% of the aggregate principal amount of the notes, or

  •
  in the case of common stock issued upon conversion of the notes, at an equivalent rate based upon the conversion rate.

        So long as a registration default continues, we will pay additional liquidated damages in cash on June 15 and December 15 of each year to each holder of record of notes or shares of common stock issued upon conversion of the notes, as the case may be, and entitled to receive liquidated damages, on the immediately preceding June 1 or December 1, as the case may be. Following the cure of a registration default, liquidated damages will cease to accrue with respect to such registration default.

        We will use our best efforts to cause the shelf registration statement to be effective until such time as all of the notes and underlying common stock cease to be registrable securities.

        A holder of registrable securities that does not provide us with a completed questionnaire or the information called for thereby prior to effectiveness of the shelf registration statement may thereafter provide us with a completed questionnaire, following which we will, as promptly as reasonably practicable, but in any event within five business days of such receipt (subject to the qualifications set forth below), file a supplement to the prospectus relating to the registration statement or, if required, file a post-effective amendment or a new shelf registration statement, in order to permit resales of such holder's registrable securities; provided, however, that if a post-effective amendment or a new registration statement is required in order to permit resales by holders seeking to include registrable securities in the registration statement following the effectiveness of the original shelf registration statement, we will not be required to file more than one post-effective amendment or new registration statement for such purpose in any 30 day period. We understand that the SEC may not permit selling securityholders to be added to the shelf registration statement after it is declared effective by means of a supplement to the prospectus relating thereto. Accordingly, to the extent that a holder does not deliver a complete questionnaire prior to effectiveness of the original shelf registration statement and such holder thereafter requests such holder's registrable securities to be included in the shelf registration statement, such holder could experience significant additional delay due to the fact that we may be required to file a post-effective amendment or a new registration statement before such holders is able to resell registrable securities pursuant to the shelf registration statement (or a new shelf registration statement).

        To the extent that any holder of registrable securities is deemed to be an "underwriter" within the meaning of the Securities Act, such holder may be subject to certain liabilities under the federal securities laws for misstatements and omissions contained in a registration statement and any related prospectus. To the extent that any holder of registrable securities identified in the shelf registration statement is a broker dealer, or is an affiliate of a broker dealer that did not acquire its registrable securities in the ordinary course of its business or that at the time of its purchase of registrable securities had an agreement or understanding, directly or indirectly, with any person to distribute the registrable securities, we understand that the SEC may take the view that such holder is, under the SEC's interpretations, an "underwriter" within the meaning of the Securities Act.

        The foregoing summary of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the registration rights agreement. Copies of the registration rights agreement are available from us or the trustee upon request.

GOVERNING LAW

        The indenture, the notes and the registration rights agreement are governed by and construed in accordance with the laws of the State of New York, without giving effect to such state's conflicts of laws principles.

DESCRIPTION OF CAPITAL STOCK

        We are authorized to issue up to 27,300,000 shares of common stock, 26,400,000 shares of which have been designated as common stock and 900,000 shares of which have been designated as Class B common stock, and 2,000,000 shares of preferred stock, $.01 par value per share. As of June 30, 2003, we had 10,218,348 shares of common stock, 429,752 shares of Class B common stock and no shares of preferred stock issued and outstanding. The following summary of our capital stock is not complete and may not contain all the information you should consider before investing in the notes or common stock. This description is subject to and qualified in its entirety by provisions of our certificate of incorporation as amended and our bylaws, which are filed as exhibits to documents incorporated by reference into this prospectus, and by provisions of applicable Delaware law.

COMMON STOCK

        Except for voting rights, holders of common stock and Class B common stock have equal rights in all respects, including the right to receive dividends when, as and if declared by our board of directors, out of legally available funds. Holders of common stock have one vote for each share held of record and holders of Class B common stock have five votes for each share held of record on all matters to be voted on by stockholders, except for the election of directors. So long as there are at least 325,000 shares of Class B common stock issued and outstanding, holders of the Class B common stock, voting as a separate class, shall vote to elect a majority of our directors and may remove any of those directors with or without cause, at any time, and fill all vacancies among those directors, and the holders of common stock and voting preferred stock, if any, shall vote together as a single class to elect the remainder of our directors or, to remove any of those directors with or without cause, at any time, and to fill vacancies among those directors.

        As of June 30, 2003, our executive officers and directors beneficially owned 1,946,974 shares of common stock and 429,752 shares of Class B common stock, including 1,355,305 shares of common stock and 392,469 shares of Class B common stock beneficially owned by Daniel Glassman, our Chairman of the Board, President and Chief Executive Officer. Accordingly, our executive officers and directors have, and Mr. Glassman alone has, the ability to elect a majority of directors and thereby otherwise authorize or prevent various corporate transactions without concurrence of our other stockholders, including a transaction involving our change of control.

        Holders of common stock and Class B common stock do not have cumulative voting rights and vote as one class on all other matters requiring stockholder approval, except that under Delaware law the affirmative vote of a majority of the outstanding shares of each class of capital stock, voting separately as a class, is required for any amendment to our certificate of incorporation that would alter or change the powers, preferences or special rights of that class of capital stock.

        Holders of common stock and Class B common stock are entitled upon our liquidation to share ratably in the net assets available for distribution, subject to the rights, if any, of holders of any shares of our preferred stock then outstanding. Shares of common stock and Class B common stock are not redeemable and have no preemptive or similar rights. Holders of Class B common stock are at any time, and by unilateral right, entitled to convert this Class B common stock into shares of common stock. Our certificate of incorporation does not provide for the automatic conversion of Class B common stock into common stock upon transfer.

PREFERRED STOCK

        Our board of directors has the authority to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in our control without further action by stockholders and may adversely affect the voting and other rights of the holders of common stock and Class B common stock. Further, the issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock and Class B common stock, including the loss of voting control to others. Currently, we have no shares of preferred stock outstanding and no plans to issue any preferred stock.

DELAWARE ANTI-TAKEOVER LAW

        Section 203 of the Delaware General Corporation Law prohibits certain business combination transactions between a Delaware corporation and any "interested stockholder" owning 15% or more of the corporation's outstanding voting stock for a period of three years after the date on which the stockholder became an interest stockholder, unless:

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  the board of directors approves, prior to the date, either the proposed business combination or the proposed acquisition of stock which resulted in the stockholder becoming an interested stockholder.

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  upon consummation of the transaction in which the stockholder becomes an interested stockholder, the interested stockholder owned at least 85% of those shares of the voting stock of the corporation which are not held by the directors, officers or certain employee stock plans; or

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  on or subsequent to the date on which the stockholder became an interested stockholder, the business combination with the interested stockholder is approved by the board of directors and also approved at a stockholder's meeting by the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation's voting stock other than shares held by the interested stockholder.

        Under Delaware law, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interest stockholder.

TRANSFER AGENT

        The transfer agent for our common stock is American Stock Transfer & Trust Company.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of material United States federal income tax considerations relating to the purchase, ownership and disposition of the notes and common stock into which the notes are convertible, but is not a complete analysis of all the potential tax considerations relating thereto. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in United States federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (the "IRS") with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

        This summary is limited to holders who hold the notes and the common stock into which such notes are convertible as capital assets. This summary does not address the tax considerations arising under the laws of any foreign, state, or local jurisdiction. In addition, this discussion does not address tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

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  banks, insurance companies, or other financial institutions;

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  persons subject to United States federal estate, gift, or alternative minimum tax arising from the purchase, ownership, or disposition of the notes;

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  tax-exempt organizations;

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  dealers in securities or currencies;

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  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

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  foreign persons or entities (except to the extent specifically set forth below);

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  persons that own, or are deemed to own by attribution, 10% or more of the total combined voting power of all classes of our stock (except to the extent specifically set forth below);

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  certain former citizens or long-term residents of the United States;

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  U.S. Holders (as defined below) whose functional currency is not the United States dollar;

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  persons who hold the notes as a position in a hedging transaction, "straddle," "conversion transaction," or other risk reduction transaction; or

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  persons deemed to sell the notes or common stock under the constructive sale provisions of the Code.

        In addition, if a holder is an entity treated as a partnership for United States federal income tax purposes, the tax treatment of each partner of such partnership generally will depend upon the status of the partner and upon the activities of the partnership. Holders that are partnerships, and partners in such partnerships, should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of the notes and common stock.

        THIS SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES AND COMMON STOCK ARISING UNDER

THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

CONSEQUENCES TO U.S. HOLDERS

        The following is a summary of material United States federal income tax consequences that will apply to "U.S. Holders" of the notes or the common stock. Certain consequences to "Non-U.S. Holders" of the notes or common stock are described under "Consequences to Non-U.S. Holders" below. The term "U.S. Holder" means a beneficial owner of a note or common stock who or that is:

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  an individual citizen or resident (as defined for United States federal income tax purposes) of the United States;

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  a corporation or other entity taxable as a corporation for United States federal income tax purposes, or a partnership or other entity taxable as a partnership for United States federal income tax purposes, created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

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  an estate, the income of which is subject to United States federal income taxation regardless of its source;

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  a trust that is (a) subject to the primary supervision of a United States court and the control of one or more United States persons, or (b) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person. Such an election is generally available for trusts in existence on September 20, 1996, and treated as United States persons prior to such date.

Payment of interest on the notes

        A U.S. Holder will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with the U.S. Holder's regular method of tax accounting.

Sale, exchange or other disposition of notes

        Gain or loss, if any, realized by a U.S. Holder on the sale, exchange (other than a conversion) or other disposition of notes generally will be subject to United States federal income taxation as capital gain or loss in an amount equal to the difference between the U.S. Holder's adjusted tax basis in the note and the amount realized on the disposition (other than amounts attributable to accrued but unpaid interest, which will be taxable as interest income). Net capital gains (i.e., capital gain in excess of capital loss) recognized by a U.S. Holder upon a disposition of notes that have been held for more than one year generally will be subject to a reduced federal tax rate, or in the case of notes that have been held for one year or less, will be subject to tax at ordinary income rates. The deduction of capital losses is subject to certain limitations.

Conversion of the notes

        A U.S. Holder generally will not recognize income, gain, or loss upon conversion of the notes solely into common stock, except with respect to cash received in lieu of fractional shares, if any. The U.S. Holder's tax basis in the common stock received on conversion will be the same as the U.S. Holder's adjusted tax basis in the notes exchanged therefor at the time of conversion (reduced by any tax basis allocable to a fractional share), and the holding period for the common shares received on conversion will include the holding period of the notes that were converted. Cash received in lieu of a fractional share upon conversion of the notes generally will be treated as a payment in exchange for the fractional share. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will result in capital gain or loss measured by the difference between the cash received for the fractional share and the holder's adjusted tax basis in the fractional share. The gain will be long-term capital gain if the U.S. Holder's holding period in the fractional share (determined as described above based on the holding period of the notes exchanged therefor) is more than one year at the time of the conversion.

Adjustment of conversion price

        The conversion price of the notes is subject to adjustment, as described in this prospectus. See "Description of notes—Conversion rights." Certain adjustments to (or the failure to make such adjustments to) the conversion price of the notes that increase the proportionate interest to a U.S. Holder in our assets or earnings and profits may result in a taxable constructive distribution to the holders of the notes, whether or not the holders ever convert the notes. This could occur, for example, if the conversion rate is adjusted to compensate holders of notes for certain distributions of cash or property to our stockholders. Such constructive distribution will be treated as a dividend, resulting in ordinary income, to the extent of our current and accumulated earnings and profits, as determined for United States federal income tax purposes. As a result, U.S. Holders of notes could have taxable income as a result of an event pursuant to which they receive no cash or property. Generally, a U.S. Holder's tax basis in a note will be increased to the extent any such constructive distribution is treated as a dividend. Moreover, an adjustment (or a failure to make an adjustment) to the conversion price of the notes that increases the proportionate interest of the holders of shares of our common stock generally will be treated as a constructive distribution to such holders, taxable as described above. In general, anti-dilution adjustments made pursuant to a bona fide reasonable adjustment formula are not treated as resulting in constructive distributions.

Dividends

        If a U.S. Holder converts a note into common stock, distributions, if any, with respect to the common stock generally will be included in the U.S. Holder's income as ordinary dividend income to the extent of our current and accumulated earnings and profits. Distributions in excess of current and accumulated earnings and profits will be treated as a return of capital to the extent of the U.S. Holder's adjusted tax basis in the common stock and thereafter will be treated as capital gain from the sale or exchange of common stock. Dividends received by a corporate U.S. Holder may be eligible for a dividends received deduction, subject to applicable limitations.

Sale, exchange or redemption of common stock

        If a U.S. Holder converts a note into common stock, then upon the sale, exchange or redemption of the common stock received in the conversion, the U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such sale, exchange or redemption, and (ii) the U.S. Holder's adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period in the common stock is more than one year at the time of the sale, exchange or redemption. The U.S. Holder's adjusted tax basis and holding period in the common stock received upon conversion of a note are determined as discussed above under "Conversion of the notes." Net long-term capital gain recognized by certain non-corporate U.S. Holders, including individuals, generally will be subject to a reduced rate of United States federal income tax. If the U.S. Holder's holding period in the common stock is one year or less at the time of the sale, exchange or redemption, the U.S. Holder's capital gain generally will be taxed at ordinary income rates. The deductibility of capital losses is subject to certain limitations.

Additional payments

        We may be required to make additional payments to holders if we do not file or cause to be declared effective a registration statement, as described above under "Description of notes—Registration rights." We intend to take the position for United States federal income tax purposes that any such additional payments should be taxable to holders as ordinary income when received or accrued, in accordance with the holder's method of tax accounting. This position is based in part on our determination that as of the date of issuance of the notes, the possibility that such additional payments will have to be made is "remote" or "incidental" contingency within the meaning of applicable Treasury Regulations. Our determination that such possibility is a remote or incidental contingency is binding on a holder, unless the holder explicitly discloses to the IRS that the holder is taking a different position, which disclosure must be made on the holder's income tax return for the year in which the holder acquires the note. However, the IRS may take a contrary position from our position, which could affect the timing and character of a holder's income with respect to the notes.

        If we do fail to timely file or cause to be declared effective a registration statement, holders are urged to consult their tax advisors concerning the appropriate tax treatment of the payment of such additional amounts.

Backup withholding and information reporting

        We are required to furnish to record U.S. Holders of the notes and common stock, other than corporations and other exempt U.S. Holders, and to the IRS, information with respect to the interest paid on the notes and dividends paid on the common stock.

        You may be subject to backup withholding with respect to interest paid on the notes, dividends paid on the common stock, or with respect to the proceeds received from a disposition of the notes or shares of common stock. Certain U.S. Holders (including, among others, corporations and certain tax-exempt organizations) generally are not subject to backup withholding. A U.S. Holder will be subject to backup withholding if the U.S. Holder is not otherwise exempt and:

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  fails to furnish a taxpayer identification number ("TIN"), which for an individual, ordinarily is his or her social security number;

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  furnishes an incorrect TIN;

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  is notified by the IRS that such U.S. Holder has failed to properly report payments of interest or dividends; or

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  fails to certify, under penalties of perjury, that such U.S. Holder has furnished a correct TIN and that the IRS has not notified the U.S. Holder that he or she is subject to backup withholding.

        Backup withholding is not an additional tax but, rather, is a method of tax collection. A U.S. Holder generally will be entitled to credit any amounts withheld under the backup withholding rules against such U.S. Holder's United States federal income tax liability, provided that the required information is furnished to the IRS in a timely manner.

CONSEQUENCES TO NON-U.S. HOLDERS

        The following is a summary of certain material United States federal income tax consequences that will apply to you if you are a Non-U.S. Holder of the notes or common stock. For purposes of this discussion, a "Non-U.S. Holder" means a beneficial owner of notes or common stock that is not a U.S. Holder. Special rules may apply to certain Non-U.S. Holders such as "controlled foreign corporations," "passive foreign investment companies," and "foreign personal holding companies," and such entities are urged to consult their tax advisors to determine the tax consequences that may be relevant to them.

        The United States federal income tax consequences to Non-U.S. Holders of owning the notes and the common stock will be affected significantly to the extent that we are treated as a "United States real property holding corporation" for United States federal income tax purposes (a "USRPHC") and, if so, the extent to which the notes or the stock are treated as "United States real property interests." Although there can be no assurance that we are not or will not become a USRPHC, we believe that we are not a USRPHC. Consequently, this discussion assumes that we will not be treated as a USRPHC.

Payments of interest

        As a general matter, United States federal income tax law imposes a 30% withholding tax on amounts of fixed or determinable annual or periodical interest paid to Non-U.S. Holders. However, a Non-U.S. Holder will not be subject to the 30% United State federal withholding tax with respect to payments of interest on the notes (including amounts of original issue discount, if any, and amounts attributable to the shares of common stock received upon a conversion of the notes) or the amount of any cash and the fair market value of shares delivered by us upon any redemption or retirement of a note, provided that:

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  the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our capital stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

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  the Non-U.S. Holder is not a "controlled foreign corporation" with respect to which we are, directly or indirectly, a "related person;"

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  the Non-U.S. Holder is not a bank whose receipt of interest (including any original issue discount) on a note is described in Section 881(c)(3)(A) of the Code;

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  the Non-U.S. Holder provides a name and address and certifies, under penalties of perjury, that such Non-U.S. Holder is not a United States person (which certification may be made on an IRS Form W-8BEN (or successor form), or that the Non-U.S. Holder holds the notes through certain intermediaries and the Non-U.S. Holder and the intermediaries satisfy the certification requirements of applicable United States Treasury Regulations.

        Special certification rules apply to Non-U.S. Holders that are pass-through entities rather than corporations or individuals. Prospective investors are urged to consult their tax advisors regarding the certification requirements for Non-U.S. Holders.

        If a Non-U.S. Holder cannot satisfy the requirements described above, such Non-U.S. Holder will be subject to the 30% United States federal withholding tax with respect to payments of interest on the notes, unless such Non-U.S. Holder provides us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable United States income tax treaty, or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the conduct of a United States trade or business. These forms must be periodically updated. A Non-U.S. Holder may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS on a timely basis.

        If a Non-U.S. Holder is engaged in a trade or business within the United States and interest on a note is effectively connected with the conduct of that trade or business, such Non-U.S. Holder will be subject to United States federal income tax on that interest, as well as on any gain realized on the sale or exchange of a note, on a net income basis (although the Non-U.S. Holder will be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied) in the same manner as if the Non-U.S. Holder were a United State person as defined under the Code. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate as may be prescribed under the terms of an applicable United States income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States. For this purpose, interest (including any original issue discount) will be included in the earnings and profits of such foreign corporation.

Additional payments

        Absent further relevant guidance from the IRS, in the event that we do not file or cause to be declared effective a registration statement, as described under "Description of notes—Registration rights," and we make additional payments to a Non-U.S. Holder as described therein, we intend to treat such additional payments subject to United States federal withholding tax. Therefore, we intend to withhold on such payments at a rate of 30%, unless we receive from the Non-U.S. Holder an IRS Form W-8BEN or an IRS Form W-8ECI claiming, respectively, either that such payments are subject to reduction or elimination of withholding under an applicable treaty or that such payments are effectively connected with the conduct a United States trade or business. Non-U.S. Holders are urged to consult their tax advisors concerning whether they may obtain a refund of the withholding tax imposed on such additional payments because such payment represents interest qualifying for an exemption or based on some other rationale.

Sale, exchange, redemption or other disposition of the notes or common stock

        A Non-U.S. Holder generally will not be subject to United States federal income tax or withholding tax in respect of gain recognized on a sale, exchange or other taxable disposition of notes or common stock, unless

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  such gain is effectively connected with the conduct of a trade or business of the Non-U.S. Holder in the United States (and is attributable to a permanent establishment maintained in the United States by such Non-U.S. Holder, if an applicable income tax treaty so requires as a condition for such Non-U.S. Holder to be subject to United States tax on a net income basis in respect of gain from the sale or other disposition of notes or common stock);

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  in the case of an individual non-U.S. Holder, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year in which such disposition of notes or common stock takes place and such Non-U.S. Holder either (i) has a tax home (as defined in the Code) in the United States or (ii) such gain is attributable to an office or other fixed place of business in the United States;

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  the Non-U.S. Holder is subject to Code provisions applicable to certain U.S. expatriates; or

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  we are or have been a USRPHC at any time during the shorter of (i) the five-year period ending on the date of disposition or (ii) the period that the Non-U.S. Holder held the note or common stock.

        "Effectively connected" gains recognized by a corporate Non-U.S. Holder may, under certain circumstances, be subject both to United States federal income tax on the net gain derived from the sale or other disposition and to an additional "branch profits tax" at a 30% rate (or such lower rate as may apply under the terms of an applicable United States income tax treaty). An individual Non-U.S. Holder present in the United States for 183 days or more in the taxable year of disposition will be subject to a flat 30% United States federal income tax on the gain derived from the sale, which may be offset by United States source capital losses, if any, even though such Non-U.S. Holder is not considered a resident of the United States. Such Non-U.S. Holders are urged to consult their tax advisors regarding the tax consequences of the acquisition, ownership, and disposition of the common stock.

Dividends

        In general, dividends, if any, received by a Non-U.S. Holder with respect to our common stock (and any deemed distributions resulting from certain adjustments, or failure to make certain adjustments, to the conversion price of the notes, see "Consequences to U.S. Holders—Adjustment of conversion price" above) will be subject to withholding of United States federal income tax at a 30% rate, unless the rate is reduced by an applicable United States income tax treaty. Dividends that are effectively connected with the conduct of a United States trade or business of a Non-U.S. Holder generally are subject to United States income tax on a net income basis and are exempt from the 30% withholding tax (assuming compliance with the applicable certification requirements). Any such effectively connected dividends received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to the branch profits tax at a 30% rate or such lower rate as may be prescribed under an applicable United States income tax treaty.

        To claim the benefit of a United States income tax treaty or to claim exemption from withholding because dividends are effectively connected with a Non-U.S. Holder's conduct of a United States trade or business, the Non-U.S. Holder must provide a properly executed IRS Form W-8BEN for treaty benefit claims or Form W-8ECI for effectively connected income (or such successor form as the IRS designates), prior to the payment of dividends. These forms must be periodically updated. A Non-U.S. Holder may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS on a timely basis.

Backup withholding and information reporting

        Non-U.S. Holders generally are not subject to backup withholding and information reporting with respect to payments made under the notes or upon the common stock, provided that we do not have actual knowledge or reason to know that the holder is a United States person and provided that the Non-U.S. Holder has given us a name and address and has certified, under penalties of perjury, that such Non-U.S. Holder is not a United States person (which certification may be made on an IRS Form W-8BEN (or successor form), or that the Non-U.S. Holder holds the notes through certain intermediaries and the Non-U.S. Holder and the intermediaries satisfy the certification requirements of applicable United States Treasury Regulations. In addition, a Non-U.S. Holder will not be subject to backup withholding or information reporting with respect to the proceeds of the sale or other disposition of a note or share of common stock within the United States or through certain United States related financial intermediaries, if the payor receives the statement and certification described above and does not have actual knowledge or reason to know that the holder is a United States person or the holder otherwise establishes entitlement to an exemption. However, we may be required to report annually to the IRS and to the holder the amount of any interest or dividends paid, and the amount of tax withheld with respect to such payments, if any, which reports may be required whether or not any tax actually has been withheld. Copies of such information returns may also be required to be made available to the tax authorities of the Non-U.S. Holder's country of residence under the provisions of an applicable treaty or agreement.

        A Non-U.S. Holder generally is entitled to credit amounts withheld pursuant to the backup withholding rules against the holder's United States federal income tax liability provided that the required IRS tax forms are filed and the required information is furnished to the IRS in a timely manner.

SELLING SECURITYHOLDERS

        We originally issued and sold the notes to the initial purchasers in June and July 2003 in private placement transactions that were exempt from the registration requirements of the Securities Act. The initial purchasers then resold the notes in reliance on an exemption from the provisions of Section 5 under the Securities Act provided by Rule 144A or another exemption from the registration requirements of the Securities Act to persons reasonably believed to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act). The selling securityholders (which term includes their transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to this prospectus or any applicable prospectus supplement any or all of the notes and common stock issuable upon conversion of the notes.

        The following table sets forth certain information with respect to the principal amount of notes beneficially owned and the number of shares of common stock issuable upon conversion of those notes that may be offered from time to time under this prospectus by the selling securityholders named in the table. This information is based on information provided by or on behalf of the selling securityholders. The selling securityholders may offer all, a portion or none of the notes or common stock issuable upon conversion of the notes. Because the selling securityholders may offer all or a portion of the notes or common stock, we cannot estimate the amount of the notes or the common stock that will be held by the selling securityholders upon termination of any of these sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act. The percentage of notes outstanding beneficially owned by each selling securityholder is based on $37,000,000 aggregate principal amount of notes outstanding. The number of shares of common stock issuable upon conversion of the notes offered hereby is based on an initial conversion price of $20.00 per share. This conversion rate is subject to adjustment as described under "Description of notes—Conversion rights." Accordingly, the number of conversion shares may increase or decrease from time to time. The percentage of common stock outstanding beneficially owned by each selling securityholder is based on 10,261,895 shares of our common stock outstanding on August 29, 2003. To our knowledge, none of the selling securityholders has had a material relationship with us or any of our affiliates within the past three years.

Name and Address:	Principal Amount of Notes Beneficially Owned that May be Sold	Percentage of Notes Outstanding	Shares of Common Stock Beneficially Owned Prior to The Offering(1)	Number of Shares of Common Stock that May be Sold(1)	Percentage of Common Stock Outstanding(2)
Highbridge International LLC	$30,400,000	82.16%	512,068(3)	1,520,000(4)	12.90%
Satellite Convertible Arbitrage Master Fund LLC	$ 6,600,000	17.84%	330,000(4)	330,000(4)	3.12%

Total	$37,000,000	100%	842,068	1,850,000	16.02%

(1)
Consists solely of shares of common stock issuable upon conversion of the notes assuming a conversion rate of 50.0000 shares of common stock per $1,000 principal amount of the notes, subject to the limitation set forth in footnote 3 below and adjustment as described under "Description of notes—Conversion rights." As a result of the adjustment, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)
Calculated based on Rule 13d-3(d)(1)(i) under the Exchange Act, based on 10,261,895 shares of common stock outstanding as of August 29, 2003 including as outstanding the number of shares of common stock issuable upon conversion of all of the holder's notes (excluding the shares of common stock issuable upon the conversion of the other holder's notes). See footnote 3 below for limitation on conversion.

(3)
Equals 4.99% of the shares of common stock outstanding on August 29, 2003 since, pursuant to the terms of the indenture governing the notes, a holder may not convert any portion of the notes that, after giving effect to such conversion, would result in the holder and its affiliates beneficially owning in excess of 4.99% of the number of shares of common stock outstanding immediately after giving effect to the conversion.

(4)
Consists of shares of common stock issuable upon conversion of all of the holder's notes.

PLAN OF DISTRIBUTION

        We will not receive any of the proceeds of the sale of the notes or the common stock issued upon conversion of the notes offered by this prospectus. The notes and the underlying common stock may be sold from time to time to purchasers:

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  directly by the selling securityholders including their transferees, pledges or donees or their successors; or

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  through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the common stock.

        The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be "underwriters." As a result, any profits on the sale of the notes and the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were to be deemed underwriters, the selling securityholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

        If the notes and the underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent's commissions.

        The notes and the underlying common stock may be sold in one or more transactions at:

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  fixed prices;

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  prevailing market prices;

  •
  varying prices determined at the time of sale; or

  •
  negotiated prices.

        These sales may be effected in transactions, which may involve block transactions, in the following manner:

  •
  on any national securities exchange or quotation service on which the notes or the common stock may be listed or quoted at the time of sale;

  •
  in the over-the-counter-market;

  •
  in transactions otherwise than on these exchanges or services or in the over-the-counter-market;

  •
  through the settlement of short sales; or

  •
  through the writing and exercise of options, whether these options are listed on an options exchange or otherwise.

        These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

        In connection with sales of the notes and the underlying common stock, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and the underlying common stock in the course of hedging their positions. The selling securityholders may also sell the notes and the underlying common stock short and deliver notes and the underlying common stock to close out short positions, or loan or pledge notes and the underlying common stock to broker-dealers that in turn may sell the notes and the underlying common stock. In no event shall the selling securityholders distribute the notes or the underlying common stock by means of an underwritten offering without the prior agreement of Bradley.

        To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling securityholders. There is no assurance that any selling securityholders will sell any or all of the notes and the underlying common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that any such selling securityholder will not transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus.

        The aggregate proceeds to the selling securityholders from the sale of the notes or shares of common stock into which the notes are convertible offered by them will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time to reject in whole or in part, any proposed purchase of notes or common stock to be made directly through agents.

        The notes are currently traded on the PORTAL Market. However, notes sold pursuant to this prospectus will no longer be eligible for trading on the PORTAL Market. Our common stock is listed on The New York Stock Exchange under the symbol "BDY." We do not intend to apply for the listing of the notes on any securities exchange or automated quotation system. Accordingly, we cannot assure that the notes will be liquid or that any trading for the notes will develop. See "Risk factors—Risks related to notes."

        There can be no assurance that any selling securityholder will sell any or all of the notes and the underling common stock pursuant to this prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144, Rule 144A or any other available exemption from registration under the Securities Act may be sold under Rule 144, Rule 144A or any of the other available exemptions rather than pursuant to this prospectus.

        In order to comply with the securities laws of some states, if applicable, the notes and common stock into which the notes are convertible may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and common stock into which the notes are convertible may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and complied with.

        The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common stock by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the particular notes and the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying common stock.

        We entered into a registration rights agreement for the benefit of holders of the notes to register their notes and the underlying common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides for cross-indemnification of the selling securityholders and us against certain liabilities, including certain liabilities under the Securities Act. We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and the underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

LEGAL MATTERS

        Epstein Becker & Green, P.C., New York, will pass upon the validity of the notes and the common stock issuable upon their conversion.

EXPERTS

        The consolidated financial statements as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, incorporated by reference in this prospectus have been audited by Grant Thornton LLP, independent certified public accountants, as set forth in their report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect, read and copy these reports, proxy statements and other information at the public reference facilities the SEC maintains at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

        You can also obtain copies of these materials at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site (http://www.sec.gov) that makes available reports, proxy statements and other information regarding issuers that file electronically with it. In addition, you can inspect the reports, proxy statements and other information we file at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the notes and the common stock issuable upon the conversion of the notes in connection with this prospectus. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us, the notes and the common stock, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, you should refer to the copy of such contract or document filed as an exhibit to or incorporated by reference in the registration statement. Each statement as to the contents of such contract or document is qualified in all respects by such reference. You may obtain copies of the registration statement from the SEC's principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or you may examine the registration statement without charge at the offices of the SEC described above.

INFORMATION INCORPORATED BY REFERENCE

        Some of the information that you may want to consider in deciding whether to invest in the notes is not included in this prospectus, but rather is incorporated by reference to certain reports that we have filed with the SEC. This permits us to disclose important information to you by referring to those documents rather than repeating them in full in the prospectus. The information incorporated by reference in this prospectus contains important business and financial information. In addition, information that we file with the SEC after the date of this prospectus and prior to the completion of this offering will update and supersede the information contained in this prospectus and incorporated filings. We incorporate by reference the following documents filed by us with the SEC:

Our SEC filings	Period covered or date of filing
Annual Report on Form 10-K	Year ended December 31, 2002.

Quarterly Reports on Form 10-Q	Quarters ended March 31, 2003 and June 30, 2003.
Current Reports on Form 8-K	January 30, February 26, April 25, April 30, June 9, July 25, and July 31, 2003.
Proxy Statement for annual meeting (other than those portions deemed not filed with the SEC)	July 9, 2003.
The description of our common stock, contained in our Registration Statement on Form 8-A, including any amendments or reports filed for the purpose of updating such description	May 5, 2003.
All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934	After the date of this prospectus and prior to the completion of this offering.

        Any statement contained in a document incorporated by reference, or deemed to be incorporated by reference, in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document.

        You may request a copy of each document incorporated by reference in this prospectus at no cost, by writing or calling us at the following address or telephone number:

Bradley Pharmaceuticals, Inc.
383 Route 46 West
Fairfield, New Jersey 07004-2402
Attn: R. Brent Lenczycki, Chief Financial Officer
(973) 882-1505

        Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document.

        The information in this prospectus may not contain all of the information that may be important to you. You should read the entire prospectus, as well as the documents incorporated by reference in the prospectus. You should rely only on the information provided in this document or incorporated in this document by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this document is accurate as of any date other than that on the front of the prospectus.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth the expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the resales of the securities being registered. All the amounts shown are estimates, except for the SEC registration fee.

SEC Registration Fee	$2,994
Printing and Engraving Expenses	$5,000
Accountants' Fees and Expenses	$10,000
Legal Fees and Expenses	$50,000
Miscellaneous	$7,006

Total	$75,000

Item 15. Indemnification of Directors and Officers.

        Under Section 145 of the Delaware General Corporation Law, we have broad powers to indemnify our officers, directors and third parties acting on our behalf against liabilities they may incur in such capacities, including liabilities under the Securities Act.

        Our by-laws provide for the indemnification of officers, directors, employees and agents to the fullest extent permitted by the Delaware General Corporation Law.

        We have purchased for the benefit of our officers and directors and those of certain or our subsidiaries insurance policies whereby the insurance companies agree, among other things, that, in general, in the event any such officer or director becomes legally obligated to make a payment (including legal fees and expenses) in connection with an alleged wrongful act, such insurance companies will pay us up to $10,000,000. Wrongful act means any breach of duty, neglect, error, misstatement, misleading statement or other act (other than gross negligence or willful misconduct) done by one of our officers or directors or any subsidiary.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits.

Exhibit Number	Description of Documents
3.1	Certificate of Incorporation of the Registrant, as amended (incorporated herein by reference from the Registrant's Proxy Statement for the 1998 Annual Meeting)
3.2	By-laws of the Registrant, as amended (incorporated herein by reference from the Registrant's Proxy Statement for the 1998 Annual Meeting)
4.1
Indenture, dated as of June 11, 2003, between the Registrant and American Stock Transfer and Trust Company, as Trustee (incorporated herein by reference to Exhibit of same number in the Registrant's Quarterly Report on Form 10-Q for the period ended June 30, 2003)
4.1.1
First Supplemental Indenture, dated as of July 24, 2003, between the Registrant and American Stock Transfer and Trust Company, as Trustee (incorporated herein by reference to Exhibit of same number in the Registrant's Quarterly Report on Form 10-Q for the period ended June 30, 2003)
4.2	Form of 4% Convertible Senior Subordinated Note due 2013 (included in Exhibit 4.1.1)
4.3
Registration Rights Agreement, dated as of June 11, 2003, among the Registrant, UBS Securities LLC and Raymond James & Associates, Inc. (incorporated herein by reference to Exhibit of same number in the Registrant's Quarterly Report on Form 10-Q for the period ended June 30, 2003)
4.4
Registration Rights Agreement dated as of July 24, 2003 among the Registrant, UBS Securities LLC and Raymond James & Associates, Inc. (incorporated herein by reference to Exhibit of same number in the Registrant's Quarterly Report on Form 10-Q for the period ended June 30, 2003)
5.1	Opinion of Epstein Becker & Green, P.C.
12.1	Statement Regarding Ratio of Earnings to Fixed Charges
23.1	Consent of Grant Thornton, LLP
23.2	Consent of Epstein Becker & Green, P.C. (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page contained in Part II hereof)
25.1	Statement of Eligibility of Trustee on Form T-1

Item 17. Undertakings.

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fairfield, New Jersey, on the 5th day of September, 2003.

BRADLEY PHARMACEUTICALS, INC.

By:	/s/ DANIEL GLASSMAN Daniel Glassman, Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints R. Brent Lenczycki and Daniel Glassman, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attor- neys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ DANIEL GLASSMAN Daniel Glassman	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	September 5, 2003

S-1

/s/ R. BRENT LENCZYCKI, CPA R. Brent Lenczycki, CPA	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 5, 2003
/s/ MICHAEL BERNSTEIN Michael Bernstein	Director	September 5, 2003
/s/ C. RALPH DANIEL, III, M.D. C. Ralph Daniel, III, M.D.	Director	September 5, 2003
/s/ ANDRE FEDIDA, M.D. Andre Fedida, M.D.	Director	September 5, 2003
/s/ IRIA S. GLASSMAN Iris S. Glassman	Treasurer and Director	September 5, 2003
/s/ STEVEN KRIEGSMAN Steven Kriegsman	Director	September 5, 2003
/s/ BRUCE SIMPSON Bruce Simpson	Secretary and Director	September 5, 2003
/s/ ALAN G. WOLIN, PH.D. Alan G. Wolin, Ph.D.	Director	September 5, 2003

S-2

Bradley Pharmaceuticals, Inc.
Registration Statement on Form S-3
Exhibit Index

Exhibit Number	Description of Documents
3.1	Certificate of Incorporation of the Registrant, as amended (incorporated herein by reference from the Registrant's Proxy Statement for the 1998 Annual Meeting)
3.2	By-laws of the Registrant, as amended (incorporated herein by reference from the Registrant's Proxy Statement for the 1998 Annual Meeting)
4.1
Indenture, dated as of June 11, 2003, between the Registrant and American Stock Transfer and Trust Company, as Trustee (incorporated herein by reference to Exhibit of same number in the Registrant's Quarterly Report on Form 10-Q for the period ended June 30, 2003)
4.1.1
First Supplemental Indenture, dated as of July 24, 2003, between the Registrant and American Stock Transfer and Trust Company, as Trustee (incorporated herein by reference to Exhibit of same number in the Registrant's Quarterly Report on Form 10-Q for the period ended June 30, 2003)
4.2	Form of 4% Convertible Senior Subordinated Note due 2013 (included in Exhibit 4.1.1)
4.3
Registration Rights Agreement, dated as of June 11, 2003, among the Registrant, UBS Securities LLC and Raymond James & Associates, Inc. (incorporated herein by reference to Exhibit of same number in the Registrant's Quarterly Report on Form 10-Q for the period ended June 30, 2003)
4.4
Registration Rights Agreement dated as of July 24, 2003 among the Registrant, UBS Securities LLC and Raymond James & Associates, Inc. (incorporated herein by reference to Exhibit of same number in the Registrant's Quarterly Report on Form 10-Q for the period ended June 30, 2003)
5.1	Opinion of Epstein Becker & Green, P.C.
12.1	Statement Regarding Ratio of Earnings to Fixed Charges
23.1	Consent of Grant Thornton, LLP
23.2	Consent of Epstein Becker & Green, P.C. (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page contained in Part II hereof)
25.1	Statement of Eligibility of Trustee on Form T-1

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TABLE OF CONTENTS
SUMMARY
THE OFFERING
RISK FACTORS
FORWARD-LOOKING STATEMENTS
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY
DESCRIPTION OF NOTES
DESCRIPTION OF CAPITAL STOCK
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INFORMATION INCORPORATED BY REFERENCE
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
Bradley Pharmaceuticals, Inc. Registration Statement on Form S-3 Exhibit Index